Use these links to rapidly review the document

As filed with the Securities and Exchange Commission on May 19, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-11
FOR REGISTRATION UNDER
THE SECURITIES ACT OF 1933 OF SECURITIES
OF CERTAIN REAL ESTATE COMPANIES

STORE CAPITAL CORPORATION
(Exact name of registrant as specified in governing instruments)

8501 East Princess Drive, Suite 190
Scottsdale, Arizona 85255
(480) 256-1100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Christopher H. Volk
President and Chief Executive Officer
STORE Capital Corporation
8501 East Princess Drive, Suite 190
Scottsdale, Arizona 85255
(480) 256-1100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Paul E. Belitz Lee F. Sachnoff Kutak Rock LLP 1801 California Street, Suite 3000 Denver, Colorado 80202 Phone: (303) 297-2400 Facsimile: (303) 292-7799	Cathy A. Birkeland Arash Aminian Baghai Latham & Watkins LLP 330 North Wabash Avenue Suite 2800 Chicago, IL 60611 Phone: (312) 876-7700

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

          If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, $0.01 par value per share	21,275,000 shares	$21.23	$451,668,250	$52,483.86

(1)
Includes 2,775,000 shares subject to the underwriters' option to purchase additional shares.

(2)
This amount represents the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the Registrant and the selling stockholder. These figures are estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant's common stock on May 12, 2015, as reported on the New York Stock Exchange.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling stockholder identified in this preliminary prospectus may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.

Subject to Completion
Preliminary Prospectus dated May 19, 2015

PRELIMINARY PROSPECTUS

18,500,000 SHARES
COMMON STOCK

        We are offering 9,250,000 shares of our common stock, $0.01 par value per share. The selling stockholder, STORE Holding Company, LLC, is offering an additional 9,250,000 shares of our common stock. We will not receive any proceeds from the sale of our common stock by the selling stockholder in this offering.

        Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol "STOR." On May 18, 2015, the last sale price of our common stock as reported on the NYSE was $22.15 per share.

        We have elected to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes. Shares of our common stock are subject to limitations on ownership and transfer that are intended, among other things, to assist us in maintaining our qualification as a REIT. Our charter also contains certain restrictions relating to the ownership and transfer of our common stock to assist us in maintaining our qualification as a REIT, including, subject to certain exceptions, a 9.8% limit, in value or by number of shares, whichever is more restrictive, on the ownership of outstanding shares of our common stock and a 9.8% limit, in value, on the ownership of shares of all classes and series of our outstanding stock. See "Description of Stock—Restrictions on Ownership and Transfer."

        We are an "emerging growth company," as that term is used in the Jumpstart Our Business Startups Act, and, as such, are subject to reduced public company reporting requirements.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 19 of this prospectus and page 12 of our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference herein, for factors you should consider before investing in our common stock.

	Per Share	Total

Public offering price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds, before expenses, to us	$	$

Proceeds, before expenses, to the selling stockholder	$	$

(1)
We refer you to "Underwriting" beginning on page 68 of this prospectus for additional information regarding underwriting compensation.

        The selling stockholder has granted the underwriters the option to purchase up to an additional 2,775,000 shares from the selling stockholder at the public offering price less the underwriting discounts and commissions.

        Delivery of the shares of common stock will be made on or about                        , 2015.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Goldman, Sachs & Co.	Credit Suisse	Morgan Stanley

The date of this prospectus is                        , 2015

        We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus and that the information appearing in the documents incorporated by reference into this prospectus is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

TRADEMARKS

        This prospectus and the documents incorporated by reference in this prospectus contain references to our copyrights, trademarks and service marks and to those belonging to other entities. Solely for convenience, copyrights, trademarks, trade names and service marks referred to in this prospectus may appear without the © or ® or ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these copyrights, trademarks, trade names and service marks. We do not intend our use or display of other companies' trade names, copyrights, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

STATEMENT REGARDING INDUSTRY AND MARKET DATA

        Any market or industry data contained or incorporated by reference in this prospectus is based on a variety of sources, including internal data and estimates, independent industry publications, government publications, reports by market research firms or other published independent sources. Industry publications and other published sources generally state that the information they contain has been obtained from third-party sources believed to be reliable. Our internal data and estimates are based upon our senior leadership team's analysis of the target market and business sectors in which we operate, as well as information obtained from trade and business organizations and other contacts in our target market and business sectors, and such information has not been verified by any independent sources.

i

PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus or in the documents incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before deciding whether to invest in our common stock. You should read this entire prospectus, and the documents incorporated by reference in this prospectus, carefully, including the "Risk Factors" section in this prospectus and the section titled "Part I—Item IA. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 incorporated by reference in this prospectus, and our consolidated financial statements and the notes to those statements incorporated by reference in this prospectus, before making an investment decision.

        Unless the context requires otherwise, the words "S|T|O|R|E," "we," "company," "us" and "our" refer to STORE Capital Corporation and its subsidiaries.

S|T|O|R|E

        S|T|O|R|E is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, or STORE Properties, which is our target market and the inspiration for our name. A STORE Property is a real property location at which a company operates its business and generates sales and profits, which makes the location a profit center and, therefore, fundamentally important to that business.

        S|T|O|R|E continues the investment activities of our senior leadership team, which has been investing in single-tenant operational real estate for over 35 years. We are one of the largest and fastest-growing net-lease REITs, as demonstrated by the table below, and own a large, well-diversified portfolio that consists of investments in 1,073 property locations operated by 246 customers across 46 states as of March 31, 2015. Our customers operate across a wide variety of industries within the service, retail and industrial sectors of the U.S. economy, with restaurants, health clubs, early childhood education centers, movie theaters and furniture stores representing the top industries in our portfolio.

Our Total Investment Portfolio at Quarter End

        We have elected to be taxed as a REIT under the Internal Revenue Code, as amended, which we refer to in this prospectus as the "Code," commencing with our initial taxable year ended December 31, 2011. To continue to qualify as a REIT, we must continue to meet certain tests which, among other things, generally require that our assets consist primarily of real estate assets, that our income be derived primarily from real estate assets and that we distribute at least 90% of our REIT taxable income (other than our net capital gains) to our stockholders annually.

        Although we are a public company, we are and, following this offering, will continue to be a "controlled company" (within the meaning of the rules of the New York Stock Exchange, or NYSE) because a substantial portion (approximately 71.3% before this offering and 58.5% immediately after this offering or 56.3% if the underwriters fully exercise their option to purchase additional shares from STORE Holding) of our common stock is and, following this offering, will continue to be owned directly by STORE Holding Company, LLC, the selling stockholder, which, in turn, is owned indirectly by certain investment funds managed by Oaktree Capital Management, L.P. Oaktree is a global investment management firm specializing in alternative investments with approximately $100 billion in assets under management as of March 31, 2015. As a controlled company, we are exempt from certain NYSE requirements, which are described below in "Controlled Company."

Key Achievements

  •
  For the year ended December 31, 2014, we invested $1.1 billion in 341 properties at an initial weighted average capitalization rate (which we define as the initial annual cash rent divided by the purchase price of the property) of 8.3%.

  •
  During the first quarter of 2015, we invested $291.5 million in 126 properties at an initial weighted average capitalization rate of 8.3%, and we currently target net acquisition volume for 2015 of approximately $1 billion.

  •
  For the first quarter of 2015, we declared dividends of $0.25 per common share, or $1.00 per share on an annualized basis, and we currently target an AFFO payout ratio of 72% to 75%.

  •
  As of March 31, 2015, approximately 76% of investments had STORE Scores of at least Baa3.

  •
  On April 16, 2015, we issued our sixth series of STORE Master Funding A+ rated net-lease mortgage notes payable with a weighted average interest rate of 4.06% and a weighted average term of 9.2 years.

  •
  Through May 14, 2015, we generated a total return to our stockholders of 19.5% versus 4.0% for the MSCI U.S. REIT Index. We caution you, however, that past performance is not necessarily an indicator of our future performance.

  •
  Through May 14, 2015, our second quarter investment activity totaled approximately $225 million at an initial weighted average capitalization rate of 8.1% as we expanded our portfolio to 1,131 property locations, representing 259 customers across more than 70 industry groups.

  •
  As of May 14, 2015, our pipeline of potential targeted investments was approximately $6.4 billion.

Our Target Market

        We are the leader in providing real estate financing solutions principally to middle-market and larger businesses that own STORE Properties and operate within the broad-based service, retail and industrial sectors of the U.S. economy. Our net-lease solutions are designed to provide a long-term, lower-cost way to improve our customers' capital structures and, thus, be a preferred alternative to real estate ownership. We estimate the market for STORE Properties to exceed $2.3 trillion in market value and to include more than 1.5 million properties.

        We define middle-market companies as those having approximate annual gross revenues of between $20 million and $300 million, although some of our customers have annual revenues substantially in excess of $300 million. Most of our customers do not have credit ratings, while some have ratings from rating agencies that service insurance companies or fixed-income investors. Most of these non-rated companies either prefer to be unrated or are simply too small to issue debt rated by a nationally recognized rating agency in a cost-efficient manner.

        The financing marketplace for STORE Properties is highly fragmented, with few participants addressing the long-term capital needs of middle-market and larger non-rated companies. While we believe our net-lease financing solutions can add value to a wide variety of companies, we believe the largest underserved market and, therefore, our greatest opportunity is non-rated, bank-dependent, middle-market and larger companies that generally have less access to efficient sources of long-term capital.

        We believe the demand for our net-lease solutions is even greater today as a result of the current bank regulatory environment. In our view, the increased scrutiny and regulation of the banking industry over the past several years in response to the collapse of the housing and mortgage industries from 2007 to 2009, particularly with the passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the Basel Accords issued by the Basel Committee on Banking Supervision, have made commercial banks even less responsive to the long-term capital needs of the middle-market companies we target. These companies have historically depended on commercial banks for their real estate financing.

        S|T|O|R|E was formed to capitalize on this market opportunity and address the capital needs of middle-market and larger non-rated companies by offering them a superior alternative to financing their profit-center real estate with traditional mortgage or bank debt and their own equity. We believe our opportunities include both gaining market share from the fragmented network of net-lease capital providers and growing the market by creating demand for our net-lease solutions that meet the long-term real estate capital needs of these companies.

        Our target market of STORE Properties is divided into three primary sectors and various sub-sectors. The primary sectors and their proportion of our target market are service at 47%, retail at 37% and industrial at 16% as of March 31, 2015.

Our Asset Class: STORE Properties

        Single Tenant Operational Real Estate, or STORE Properties, is a unique asset class that inspired the formation of S|T|O|R|E and our company name. STORE Properties are profit-center real estate locations on which our tenants conduct their businesses and generate their revenues and profits. The defining characteristic of STORE Properties is the number of payment sources: STORE Properties have three payment sources, whereas all other commercial real estate assets have just two.

  •
  Unit-Level Profitability:  STORE Properties are distinguished by the primary source of their rent payment, which comes directly from the profits produced by the business operations at the real estate locations we own, which we refer to as "unit-level profitability." While it is a common perception that the tenant is the primary source of the rent payment (as distinguished from the business unit operating at the leased site), the historic pattern we have observed is tenants in corporate insolvencies vacating unprofitable locations and retaining profitable ones, which indicates that the profitability of the location is the main indicator of payment. Because tenants historically retain profitable locations and vacate unprofitable ones in the event of insolvency, it is fundamentally important for S|T|O|R|E to collect and review the unit-level financial statements of our tenants at our real estate locations, which is a key component of our business model. As of March 31, 2015, we receive unit-level financial statements on 97% of the properties in our portfolio. Without having access to unit-level financial reporting for the business activities conducted on the properties we own, we would not have an accurate assessment of the essential nature of our real estate to our customer's business; without this, we would be speculating about the quality of the most important, and primary, payment source.

  •
  Tenant Credit Quality.  In addition to the unit-level profitability of the business on the real estate we own, tenant credit quality serves as an additional, but not primary, source of payment. The tenant's credit can become the primary payment source if our unit is not profitable and the tenant is required to divert cash flows from its other units or other resources to pay our rents. However, we have seen that tenant credit quality tends to be subject to greater volatility over time than unit-level profitability, because tenant credit quality is not only a function of the unit-level profitability of the operations at our locations, but also of the profitability of potentially many other existing and new assets owned and operated by our tenant. Corporate financial health is also a function of many other decisions, such as capital structure or growth strategies, as well as conditions in the marketplace for the tenant's products and services, which can change over time and which may have profound impacts on tenant creditworthiness.

  •
  Real Estate Residual Value.  The other payment source that is common to all real estate investments (and is the third of our three payment sources) is the residual value of the underlying real estate, which gives us the opportunity to receive rents from other substitute tenants in the event our asset becomes vacant. For S|T|O|R|E, this means more than just looking at broad lease rate and transaction comparables. Studies we have done underscore the importance of investing in properties at or below their as-new replacement costs. We also review the local markets in which our properties are located and seek to have rents that are at or below prevailing market rents on a per square foot basis for comparable properties. Taking these steps protects S|T|O|R|E and our customers by making it easier for us to assign, sell or sublease properties that our customers may want to sell, reposition or vacate as part of their capital efficiency strategy.

        The following diagram illustrates the three sources of payment that are common among STORE Properties:

The S|T|O|R|E Credit Pyramid

        The investment, management and capitalization competencies our senior management team has developed over more than 35 years, like our credit pyramid, arise from the distinctive characteristics of the large asset class of STORE Properties we address.

Our Competitive Strengths

        Our objective is to build upon our market-leading platform for the acquisition, investment and management of STORE Properties that simultaneously creates value for stockholders and customers through our five corporate competencies. Each member of our senior leadership team is primarily responsible for one of our five competencies, which are described below:

  •
  Investment Origination.  S|T|O|R|E was formed to fill a need for efficient long-term real estate capital for middle-market and larger customers. We do this principally by creating lease contracts that address our customers' needs and create strong alignments of interest that benefit our stockholders. Our solutions-oriented approach strives to create superior value for our customers over other financing options they may have to capitalize their businesses. As a result, approximately 75% of our investments (by dollar volume) have been originated by our internal origination team through direct customer relationships. By creating demand for our services, and not simply taking market share or aggregating assets, we have maintained a large pipeline of investment opportunities which stands at $6.4 billion as of March 31, 2015. Our objective is both to be selective and to achieve higher rates of return than our stockholders could achieve if they sought to acquire profit-center real estate on their own.

  •
  Investment Underwriting.  Our methods of risk evaluation have been developed by our senior leadership team over 35 years with investments of more than $12 billion in over 8,000 STORE Property assets. Our investment underwriting approach centers on evaluations of unit-level and corporate-level financial performance, together with detailed real estate valuation assessments. These three areas represent our credit pyramid, which is reflective of the characteristics of the STORE Property asset class. At S|T|O|R|E, we have combined our underwriting approach with our portfolio management systems to capture tenant credit ratings and lease contract ratings (referred to as a STORE Score) as tools to monitor ongoing portfolio performance. Our collective experience has enabled us to develop sophisticated risk evaluation tools and insights that are designed to offer greater risk-adjusted investment results than those available to most real estate investors.

    The following table compares our tenant credit ratings (determined using Moody's Riskcalc) with the STORE Score (our own lease contract rating) as of March 31, 2015:

  •
  Investment Documentation.  We believe lease contracts, and not tenant credit quality, are the principal determinants of investment risk. Part of contract creation is embodied in the investment underwriting process, which focuses on: the prices we pay for the real estate; the unit-level profitability of the businesses operated on our real estate; the rents and escalations we receive; and the support offered to the investment by tenant credit quality. These factors are ultimately incorporated into our contracts and supported by third party diligence, including appraisals, property condition reports, environmental reports and other diligence. Finally, the contracts we create foster alignments of interest through the use of features such as master leases and bankruptcy-remote investment structures. Altogether, our documentation process, like our approach to underwriting, has evolved over decades and, we believe, offers investors in S|T|O|R|E a value that most could not create for themselves.

  •
  Portfolio Management.  Net-lease real estate investment portfolios require active management to realize superior risk-adjusted rates of return. S|T|O|R|E represents our senior management team's third, and most highly developed and scalable, servicing platform. We are virtually paperless and have access to detailed information on our large diversified portfolio from virtually anywhere and anytime. For over 35 years, our senior management team has learned how to monitor unit-level profit and loss statements, tenant corporate financial statements and the timely payment of property taxes and insurance in order to gauge portfolio quality. Having such systems helps us effectively monitor and reduce tenant credit risk at the property level allowing us to place greater focus on the minority of investments that may have a higher risk potential to experience future problems. We believe these systems, when combined with our high degree of financial and operating flexibility, allows us to realize better stockholder risk-adjusted rates of return on our invested capital.

  •
  Financial Reporting and Treasury.  We consider and evaluate our corporate financing strategies with the same emphasis as our real estate investment strategies. Under our financing strategy, borrowings must prudently improve stockholder returns; they must be structured to provide portfolio flexibility and minimize our exposure to changes in long-term interest rates; they must be structured to optimize our cost of financing that will enhance investor rates of return; and, finally, a liability strategy should contribute to corporate governance by enhancing corporate flexibility. Our senior leadership team has extensive experience with diverse liability strategies. Today, we are one of the few REITs to employ our own A+ rated borrowing source. Our senior leadership team developed our master funding conduit strategy in 2005, which is ideally suited to finance diverse portfolios of profit-center real estate, such as ours. The strategies we implement are designed to add value to our investors by offering a more efficient means to finance real estate than they could otherwise do on their own. At the same time, the flexibility we derive from our liability strategies can also result in important flexibility for our customers.

Our Business and Growth Strategies

        Our objective is to continue to create stockholder value through sustained investment and management activities designed to grow distributable cash flows and deliver attractive risk-adjusted rates of return from a growing, diverse portfolio of STORE Properties. To accomplish this, our principal business and growth strategies are as follows:

  •
  Continue to Focus on Middle-Market Companies Operating STORE Properties.  We believe we have selected the most attractive investment opportunity within the net-lease market, STORE Properties, and targeted the most attractive customer type within that market, middle-market and larger non-rated companies. We focus on this market given its strong fundamentals and outsized growth potential. Within the net-lease market for STORE Properties, our value proposition is most compelling to middle-market, bank-dependent companies who are not rated by any nationally recognized rating agency due to their size or capital markets preferences, but who have strong credit metrics and operate within broad-based industries having the potential for sustained relevance.

  •
  Realize Stable Income and Internal Growth.  We seek to make investments that generate strong and stable current income as a result of the difference, or spread, between the rate we earn on our assets and the rate we pay on our liabilities (primarily our long-term debt). We augment that income with internal growth. We seek to realize superior internal growth through a combination of (1) a target dividend payout ratio that permits a level of free cash flow reinvestment and (2) cash generated from the 1.7% weighted average annual escalation of base rent and interest in our portfolio (as of March 31, 2015). We benefit from contractual rent escalations, as nearly 97% of our leases and loans (by annualized base rent and interest) have escalations that are either fixed (24%) or based on the Consumer Price Index, or CPI (73%). We believe this will enable strong dividend growth without relying exclusively on future common stock issuances to fund new portfolio investments.

  •
  Capitalize on Direct Origination Capabilities for External Growth.  As the market leader in STORE Property investment originations, we plan to complement our internal growth with continued new investments that are funded through future equity issuances and borrowings to expand our platform and raise investor cash flows.

  •
  Actively Manage our Balance Sheet to Maximize Capital Efficiency.  We seek to select funding sources designed to lock in long-term investment spreads and limit interest rate sensitivity. We also seek to maintain a prudent balance between the use of debt (which includes our own STORE Master Funding program, commercial mortgage-backed securities, borrowings, insurance borrowings, bank borrowings and possibly preferred stock issuances) and equity financing. As of March 31, 2015, our A+ rated Master Funding program had outstanding notes of $1.3 billion, a weighted average maturity of 6.6 years and a weighted average interest rate of 4.9%. On an annualized basis, our first quarter adjusted debt to adjusted estimated run-rate earnings before interest, taxes, depreciation and amortization, or our adjusted EBITDA—current estimated run-rate, was 6.0x and, as we move forward as a public company, we are targeting a ratio of between 6.0x and 7.0x.

  •
  Increase our portfolio diversity.  As of March 31, 2015, we had invested $3.1 billion in 1,073 property locations, substantially all of which are profit centers for our customers. Our portfolio is highly diversified with 246 customers operating 227 different brand names, or business concepts, across 46 states and over 65 industry groups. None of our customers represented more than 3.5% of our portfolio as of March 31, 2015, based on annualized base rent and interest. Our portfolio's diversity decreases the impact on us of an adverse event affecting a specific customer, industry or region, thereby increasing the stability of our cash flows. We expect that additional acquisitions in the future will further increase the diversity of our portfolio and, from time to time, we may sell properties in our portfolio to improve overall portfolio credit quality or diversity.

Portfolio at a Glance—As of March 31, 2015

Investment property locations	1,073
Customers	246
Industries in which customers operate	69
States	46
Proportion of portfolio from direct origination	~75%
Weighted average annual lease escalation(1)	1.7%
Weighted average remaining lease contract term	~15 years
Occupancy(2)	100%
# of properties not currently operating but subject to a lease(3)	4
# of investment locations subject to a ground lease	8
% of investment portfolio subject to triple net leases (based on annualized base rent and interest)	97%
% of investment portfolio subject to master leases (based on annualized base rent and interest)(4)	73%
Average investment amount/replacement cost (new)(5)	82%
% of investment locations providing unit-level financial reporting	97%
Median unit fixed charge coverage ratio/four-wall coverage ratio(6)	1.95x/2.39x
Proportion of investment contracts rated investment grade(7)	~76%
Top tenant exposure (based on annualized base rate and interest)	3.2%
Top 5 tenant exposure (based on annualized base rate and interest)	11.5%

(1)
Represents the weighted average annual escalation rate of the entire portfolio as if the escalations in all leases were expressed on an annual basis and assumes the contracts that increase based on changes in CPI increase at the minimum of the stated fixed percentage in the contract.

(2)
The company defines occupancy as a property being subject to a lease or loan contract.

(3)
Represents the number of our investment locations that have been closed by the tenant but remain subject to a lease.

(4)
Percentage of investment portfolio in multiple properties with a single customer subject to master leases. Based on annualized base rent and interest, 86% of our investment portfolio involves multiple properties with a single customer, whether or not subject to a master lease.

(5)
Represents the ratio of purchase price to replacement cost (new) at acquisition.

(6)
S|T|O|R|E calculates a unit's fixed charge coverage ratio, or FCCR, generally as the ratio of (i) the unit's earnings before interest, taxes, depreciation, amortization, and restructuring or rent costs, less a standardized corporate overhead expense based on estimated industry standards, to (ii) the unit's total fixed charges, which consist of its lease expense, interest expense and scheduled principal payments on indebtedness. The four-wall coverage ratio refers to a unit's FCCR before taking into account standardized corporate overhead expense.

(7)
We measure the credit quality of our portfolio on a contract-by-contract basis using the STORE Score, which is a risk measure that reflects both the credit risk of our tenants and the profitability of the operations at the properties. As of March 31, 2015, S|T|O|R|E's tenants had a weighted average tenant credit profile of approximately "Ba3" as measured by the Moody's Analytics RiskCalc rating scale. However, considering the profitability of the operations at its properties and STORE's assessment of the likelihood the tenants choose to continue to operate at the properties in the event of their insolvency, the credit quality of its contracts, or STORE Score, is enhanced to a weighted average rating of approximately "Ba1."

Our Pipeline of Investment Opportunities

        In connection with our evaluation of potential investment opportunities, we utilize a software tracking system that segregates those opportunities into multiple stages, as listed in the table below. Those stages, collectively, represent our "pipeline." Each member of our internal origination team is required to log potential investment opportunities into the pipeline when they are identified as actionable and to update the system as the opportunity flows from one stage to another. This enables us to track each opportunity as it moves through the various stages. By tracking every stage of the pipeline, we can measure the percentage of opportunities that flow through each stage, as noted by the percentages in the table below. We have tracked each stage of our pipeline since our inception in May 2011, and the table below reflects such data since inception.

Investment Stage	Estimated Percentage of Identified Opportunities
Actionable Opportunities	50%
Letter of Intent Sent	32%
Letter of Intent Executed	12%
Investment Approved	8%
Contract Executed	6%
Investment Closed	6%

        As of March 31, 2015, our pipeline approximated $6.4 billion in size, meaning that we had identified about $6.4 billion of actionable opportunities. Our pipeline includes not only properties that are subject to purchase agreements or non-binding letters of intent, but also properties for which we have sent a non-binding letter of intent that has not yet been executed and properties that we are actively negotiating or have identified as potential STORE Properties that we may consider purchasing in the future. Generally, our purchase agreements contain several closing conditions. Transactions may fail to close for a variety of reasons, including the discovery of previously unknown liabilities or other items uncovered during our diligence process. Similarly, we may never execute binding purchase agreements with respect to properties that are currently subject to non-binding letters of intent, and properties with respect to which we are negotiating may never lead to the execution of any letter of intent. For many other reasons, we may not ultimately acquire the remaining properties currently in our pipeline. Accordingly, you should not place undue reliance on our concept of a pipeline.

Controlled Company

        Because STORE Holding Company, LLC, or STORE Holding, owns and, following this offering, will continue to own more than 50% of the combined voting power of our common stock, we qualify and, following this offering, will continue to qualify as a "controlled company" under the NYSE listing standards. Accordingly, we are exempt from requirements to have (i) a majority of independent directors, (ii) a fully independent nominating and corporate governance committee with a written charter addressing the committee's purpose and responsibilities and (iii) a fully independent compensation committee with a written charter addressing the committee's purpose and responsibilities. In reliance on this exemption, a majority of our directors are not independent and we do not have a nominating and corporate governance committee or a compensation committee that is comprised entirely of independent directors, although we do have written charters that address each committee's purpose and responsibilities. As a result, you do not and will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE's corporate governance requirements. If we cease to be a controlled company and our shares are still listed on the NYSE, we will be required to comply with these provisions within the transition periods specified in the NYSE's corporate governance rules.

Emerging Growth Company Status

        We currently qualify as an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies," including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and seeking stockholder approval of any golden parachute payments not previously approved. We have taken advantage of some of these exemptions for our 2015 proxy statement.

        In addition, an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to "opt out" of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for all public companies that are not emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

        We could remain an "emerging growth company" until the earliest of (i) December 31, 2019, (ii) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (iii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of shares of our common stock that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iv) the date on which we have issued more than $1 billion in non-convertible debt securities during the preceding three year period.

  Summary Risk Factors

        An investment in our securities involves risks. You should consider carefully the risks discussed below and described more fully along with other risks under "Risk Factors" in this prospectus before investing in our securities.

  •
  Our business depends on our customers successfully operating their businesses on real estate we own or finance for them, and their failure to do so could materially and adversely affect our business.

  •
  Our investments are and are expected to continue to be concentrated in the single-tenant, middle-market sector, and if the demand of single-tenant, middle-market companies for net-lease financing fails to increase or decreases, or if the supply of net-lease financing increases in this sector, we could be materially and adversely affected.

  •
  If we do not have sufficient access to debt and equity, we will be unable to continue to grow by acquiring STORE Properties.

  •
  We depend on the asset-backed securities market and the commercial mortgage-backed securities market for our long-term debt financing.

  •
  Failure to mitigate our exposure to interest rate volatility may materially and adversely affect us.

  •
  As of March 31, 2015, $1.9 billion of our assets have been pledged to secure the long-term borrowings of our subsidiaries. As the equity owner of these subsidiaries, we are entitled to excess cash flows only after debt service and all other payments are made on the debt of these entities. Although this debt is currently overcollateralized, such overcollateralization may not be a sufficient credit enhancement to allow our subsidiaries to make required payments on this indebtedness in all economic conditions. If our subsidiaries fail to make the required payments, distributions of excess cash flow to us may be reduced or suspended.

  •
  Loss of our key personnel could materially impair our ability to operate successfully.

  •
  We have a limited operating history, and our past experience may not be sufficient to allow us to continue to operate successfully as a public company going forward.

  •
  Our controlling stockholder has substantial influence over our business, and its interests may differ from our interests or those of our other stockholders.

  •
  We are a "controlled company" within the meaning of the NYSE's rules, and, as a result, we qualify for, and currently rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

  •
  Our board of directors may change our investment strategy, financing strategy or leverage policies without stockholder consent.

  •
  Limitations on stock ownership, and limitations on the ability of our stockholders to effect a change in control of us, restrict the transferability of our stock and may prevent takeovers that are beneficial to our stockholders.

  •
  If we fail to maintain an effective system of integrated internal controls, we may not be able to accurately report our financial results.

  •
  We incur significant expenses as a result of being a public company, which negatively impacts our financial performance.

  •
  We are an emerging growth company, and the reduced reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

  •
  Changes in market conditions and volatility of stock prices could adversely affect the market price of our common stock.

  •
  We would incur adverse tax consequences if we fail to continue to qualify as a REIT.

  •
  For additional risks associated with the purchase of our common stock in this offering, see "Risk Factors" below.

Corporate Information

        Our principal executive offices are located at 8501 East Princess Drive, Suite 190, Scottsdale, Arizona 85255. Our main telephone number is (480) 256-1100. Our Internet website is http://www.storecapital.com. The information contained in, or that can be accessed through, our website is not incorporated by reference in or otherwise a part of this prospectus.

 THE OFFERING

Common stock we are offering	9,250,000 shares
Common stock the selling stockholder is offering	9,250,000 shares
Option to purchase additional shares of common stock from the selling stockholder	2,775,000 shares
Common stock to be outstanding immediately after this offering	124,538,537 shares
Use of proceeds	We estimate that the net proceeds to us from this offering after expenses will be approximately $ million. We intend to use the net proceeds from this offering as follows:
• $ million to repay amounts outstanding under our unsecured credit facilities, which we use to temporarily fund our real estate acquisitions; and
• the remainder to fund property acquisitions subject to purchase contracts in the ordinary course of our business.

We will not receive any of the proceeds from the sale of the shares by the selling stockholder. We will pay all expenses incident to this offering, other than underwriting discounts and commissions on the sale of shares by the selling stockholder and any out-of-pocket expenses of the selling stockholder (including disbursements of counsel, accountants and other advisors). See "Use of Proceeds" in this prospectus.

NYSE ticker symbol	"STOR"
Risk factors

An investment in our common stock involves risks. You should carefully consider the matters referred to and discussed in the section "Risk Factors" beginning on page 19 and the other information included or incorporated by reference in this prospectus prior to deciding whether to invest in our common stock.

U.S. federal income tax considerations	For the material U.S. federal income tax consequences of holding and disposing of shares of our common stock, see "Certain U.S. Federal Income Tax Considerations" in this prospectus.

        The number of shares of our common stock outstanding after this offering is based on 115,288,537 shares outstanding as of May 14, 2015 and excludes, as of that date, (1) 252,907 shares of our common stock available for future grant under our 2012 Long-Term Incentive Plan; and (2) 6,475,838 shares of our common stock available for future grant under our 2015 Omnibus Equity Incentive Plan. See "Executive Compensation—2012 Long-Term Incentive Plan" and "—2015 Omnibus Equity Incentive Plan" in our 2015 proxy statement, which is incorporated by reference into this prospectus.

        Unless otherwise indicated, all information in this prospectus assumes that the underwriters do not exercise their option to purchase up to 2,775,000 additional shares of our common stock from the selling stockholder.

        The selling stockholder is offering shares of common stock pursuant to a Registration Rights Agreement with us.

        We have set a record date as of the close of business on April 6, 2015 for determining our stockholders of record entitled to vote at our 2015 annual meeting of stockholders scheduled for June 4, 2015. Purchasers in this offering will not be recordholders of our stock as of such date and, accordingly, will not be entitled to vote at our 2015 annual meeting.

 SUMMARY CONSOLIDATED FINANCIAL DATA

        The following summary historical consolidated balance sheet data as of December 31, 2014 and 2013 and operating data for the years ended December 31, 2014, 2013 and 2012 is derived from the audited historical consolidated financial statements of STORE Capital Corporation incorporated by reference in this prospectus. The following summary historical consolidated balance sheet data as of December 31, 2012 has been derived from our audited historical consolidated financial statements not included or incorporated by reference in this prospectus. The following summary consolidated balance sheet data as of March 31, 2015 and operating data for the three-month periods ended March 31, 2015 and 2014 has been derived from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and results of operations for those periods. Operating results for the three months ended March 31, 2015 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2015.

        Because the information presented below is only a summary and does not provide all the information contained in our historical consolidated financial statements, including the related notes, you should read it in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and our historical consolidated financial statements, including the related notes, in our Annual Report on Form 10-K for the year ended December 31, 2014 and in our

Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which are incorporated by reference in this prospectus.

	Three Months Ended March 31,		Year Ended December 31,
(Dollars in thousands, except per share data)	2015	2014	2014	2013	2012
Statement of Operations Data:
Total revenues	$61,459	$39,329	$190,441	$108,904	$40,610
Total expenses	44,310	30,584	147,755	86,431	33,243

Income from continuing operations before income taxes	17,149	8,745	42,686	22,473	7,367
Income tax expense	83	52	180	155	70

Income from continuing operations	17,066	8,693	42,506	22,318	7,297
Income from discontinued operations, net of taxes	—	846	1,140	3,995	879

Income before gain on dispositions of real estate investments	17,066	9,539	43,646	26,313	8,176
Gain on dispositions of real estate investments	—	—	4,493	—	—

Net income	$17,066	$9,539	$48,139	$26,313	$8,176

Per Common Share Data:
Income from continuing operations—basic and diluted	$0.15	$0.14	$0.59	$0.44	$0.26
Net income—basic and diluted	0.15	0.15	0.61	0.52	0.30
Cash dividends declared	0.2500	0.2395	0.9898	0.8743	0.3509
Balance Sheet Data (at period end):
Total investment portfolio, gross(1)	$3,096,193		$2,805,911	$1,710,552	$911,704
Cash and cash equivalents	30,324		136,313	61,814	64,752
Total assets	3,065,853		2,913,612	1,786,100	979,833
Credit facilities	162,000		—	—	160,662
Non-recourse debt obligations of consolidated special purpose entities, net of premiums (discounts)	1,279,220		1,284,151	991,577	306,581
Total liabilities	1,494,153		1,330,928	1,012,186	482,919
Total stockholders' equity	1,571,700		1,582,684	773,914	496,914
Other Data:
Funds from Operations(2)	$36,876	$20,287	$99,383	$54,843	$19,014
Adjusted Funds from Operations(2)	$39,541	$21,885	$109,876	$61,739	$21,701
Adjusted Debt / Annualized Adjusted EBITDA—Current Estimated Run Rate(3)	6.0x
Number of investment property locations (at period end)	1,073		947	622	371
% of owned properties subject to a lease contract (at period end)	100%		100%	100%	100%

(1)
Includes the dollar amount of investments ($7.4 million and $9.4 million) related to real estate investments held for sale at March 31, 2015 and December 31, 2013, respectively, and is shown gross of accumulated depreciation and amortization of $117.7 million, $98.7 million, $42.3 million and $12.0 million at March 31, 2015 and December 31, 2014, 2013 and 2012, respectively.

(2)
Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, are non-GAAP measures utilized to evaluate operating performance of real estate companies. We compute FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income, excluding gains (or losses) from extraordinary items and sales of depreciable property, real estate impairment losses and depreciation and amortization expense from real estate assets, including the pro rata share of such adjustments of unconsolidated subsidiaries. To derive AFFO, we modify the NAREIT computation of FFO to include other adjustments to GAAP net income related to non-cash revenues and expenses such as straight-line rents, amortization of deferred financing costs and stock-based compensation. In addition, in deriving AFFO, we exclude transaction costs associated with acquiring real estate subject to existing leases.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. Management believes that AFFO provides more useful information to investors and analysts because it modifies FFO to exclude additional non-cash revenues and expenses such as straight-line rents, amortization of deferred financing costs and stock-based compensation as such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. Additionally, in deriving AFFO, we exclude transaction costs associated with acquiring real estate subject to existing leases. We view transaction costs to be a part of our investment in the real estate we acquire, similar to the treatment of acquisition and closing costs on our sale-leaseback transactions, which are capitalized as a part of the investment in the asset. We believe that transaction costs are not an ongoing cost of the portfolio in place at the end of each reporting period and, for these reasons, we add back the portion expensed when computing AFFO. As a result, we believe AFFO to be a more meaningful measurement of ongoing performance that allows for greater performance comparability. Therefore, we disclose both FFO and AFFO and reconcile them to the most appropriate GAAP performance metric, which is net income. S|T|O|R|E's FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

  The following is a reconciliation of net income (which we believe is the most comparable GAAP measure) to FFO and AFFO.

	Three Months Ended March 31,		Year Ended December 31,
(In thousands)	2015	2014	2014	2013	2012
Net income	$17,066	$9,539	$48,139	$26,313	$8,176
Depreciation and amortization of real estate assets:
Continuing operations	18,810	11,491	56,722	30,117	10,871
Discontinued operations	—	—	—	575	147
Provision for impairment of real estate	1,000	—	—	—	—
Gain on dispositions of real estate, net of tax	—	(743)	(5,478)	(2,162)	(180)

Funds from Operations	36,876	20,287	99,383	54,843	19,014
Adjustments:
Straight-line rental revenue, net	(108)	(616)	(2,402)	(1,421)	(218)
Transaction costs	259	398	2,804	2,643	387
Non-cash equity-based compensation	897	373	2,294	1,228	356
Non-cash interest expense	1,397	1,334	7,146	4,186	2,100
Amortization of lease-related intangibles and assets	220	109	651	260	62

Adjusted Funds from Operations	$39,541	$21,885	$109,876	$61,739	$21,701

(3)
Adjusted Debt to Annualized Adjusted EBITDA, or leverage, is a supplemental non-GAAP financial measure we use to evaluate the level of borrowed capital being used to increase the potential return of our real estate investments. We calculate leverage by dividing Adjusted Debt by Annualized Adjusted EBITDA. Because our portfolio growth level is significant to the overall size of the Company, we believe that presenting this leverage metric on a run rate basis is more meaningful than presenting the metric for the historical quarterly period, and we refer to this metric as Adjusted Debt to Annualized Adjusted EBITDA—Current Estimated Run Rate. Leverage should be considered as a supplemental measure of the level of risk to which stockholder value may be exposed. Our computation of leverage may differ from the methodology employed by other companies and, therefore, may not be comparable to other measures.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, is calculated as net income in accordance with GAAP before interest, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA modified to include other adjustments to GAAP net income for transaction costs, non-cash impairment charges and gains on dispositions of real estate. Adjusted EBITDA is useful to investors and analysts because it provides important information concerning our operating performance exclusive of certain non-cash and other costs. Our presentation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures employed by other companies.

Adjusted Debt represents our outstanding debt (including our unsecured credit facility and non-recourse debt obligations of consolidated special purpose entities) of $1.44 billion excluding unamortized net debt premium of $0.5 million, further reduced for cash and cash equivalents of $30.3 million and restricted cash deposits held for the benefit of lenders of $2.3 million, for a net Adjusted Debt of $1.41 billion as of March 31, 2015. We believe excluding unamortized net debt premium, cash and cash equivalents and restricted cash deposits held for the benefit of lenders provides an estimate of the net contractual amount of borrowed capital to be repaid, which we believe is a beneficial disclosure to investors and analysts.

  Annualized Adjusted EBITDA—Current Estimated Run Rate is calculated based on an estimated Adjusted EBITDA for the quarter as if all leases and loans in place as of March 31, 2015 had been in place as of January 1, 2015; then annualizing the amount by multiplying it by four. You should not unduly rely on this metric as it is based on several assumptions and estimates that may prove to be inaccurate. Our actual reported Adjusted EBITDA for future periods may be significantly less than that implied by our reported Annualized Adjusted EBITDA—Current Estimated Run Rate for a variety of reasons.

  We believe that presenting supplemental reporting measures, or non-GAAP measures, such as EBITDA and Adjusted EBITDA is useful to investors and analysts because it provides important information concerning our operating performance exclusive of certain non-cash and other costs. These non-GAAP measures have limitations as they do not include all items of income and expense that affect operations. Accordingly, they should not be considered alternatives to net income as a performance measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

  The following is a reconciliation of net income (which we believe is the most comparable GAAP measure) to Adjusted EBITDA and Adjusted EBITDA—Current Estimated Run Rate.

(In thousands, except ratio)	Three Months Ended March 31, 2015
Net income	$17,066
Add / (deduct)
Interest	17,229
Depreciation and amortization	18,892
Income tax expense	83

Total adjustments	36,204

EBITDA	$53,270
Add / (deduct)
Transaction costs	259
Provision for impairment of real estate	1,000

Total adjustments	1,259

Adjusted EBITDA	$54,529
Estimated additional Adjusted EBITDA for the quarter had all leases and loans in place as of March 31, 2015 been in place as of January 1, 2015	4,299

Adjusted EBITDA—Current Estimated Run Rate	$58,828

Annualized Adjusted EBITDA—Current Estimated Run Rate.	$235,312

Adjusted Debt / Annualized Adjusted EBITDA—Current Estimated Run Rate	6.0x

RISK FACTORS

        Investing in our common stock involves risks. Before you invest in our common stock, you should carefully consider the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including "Part I-Item IA. Risk Factors," which is incorporated herein by reference, and the supplemental risk factors set forth below. You should also carefully consider all of the other information included or incorporated by reference in this prospectus. The occurrence of any of these risks could materially and adversely affect our business, financial condition, liquidity, cash flows, results of operations, prospects, and our ability to implement our investment strategy and to make or sustain distributions to our stockholders, which could result in a partial or complete loss of your investment in our common stock. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See "Special Note Regarding Forward-Looking Statements."

Risks Related to this Offering and Ownership of Our Common Stock

         Changes in market conditions and volatility of stock prices could adversely affect the market price of our common stock.

        The stock markets, including the NYSE, on which we list our common stock, have experienced significant price and volume fluctuations. As a result, the market price of our common stock could be similarly volatile, and investors in our common stock may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. In addition to the risks listed in this "Risk Factors" section, a number of factors could negatively affect the price per share of our common stock, including:

  •
  general market and economic conditions;

  •
  actual or anticipated variations in our quarterly operating results or dividends or our payment of dividends in shares of our common stock;

  •
  changes in our funds from operations or earnings estimates;

  •
  difficulties or inability to access capital or extend or refinance existing debt;

  •
  changes in market valuations or similar companies;

  •
  publication of research reports about us or the real estate industry;

  •
  the general reputation of real estate investment trusts and the attractiveness of their equity securities in comparison to other equity securities;

  •
  general stock and bond market conditions, including changes in interest rates on fixed income securities, that may lead prospective purchasers of our stock to demand a higher annual yield from future dividends;

  •
  a change in analyst ratings;

  •
  additions or departures of key management personnel;

  •
  adverse market reaction to any additional debt we may incur in the future;

  •
  speculation in the press or investment community;

  •
  terrorist activity which may adversely affect the markets in which our securities trade, possibly increasing market volatility and causing further erosion of business and consumer confidence and spending;

  •
  failure to continue to qualify as a REIT;

  •
  strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

  •
  failure to continue to satisfy listing requirements of the NYSE;

  •
  governmental regulatory action and changes in tax laws; and

  •
  the issuance of additional shares of our common stock, or the perception that such sales might occur.

        Many of the factors listed above are beyond our control. These factors may cause the market price of shares of our common stock to decline, regardless of our financial condition, results of operations, business or our prospects.

        Furthermore, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with us in particular, and these fluctuations could materially reduce the price of our common stock and materially affect the value of your investment.

         Because we have not identified in this prospectus any specific properties to acquire with the net proceeds to us from this offering, you will be unable to evaluate the economic merits of investments we intend to make with such net proceeds before deciding to purchase our common stock.

        We will have broad authority to invest the net proceeds to us from this offering in any real estate investments that we may identify in the future, and we may use those proceeds to make investments with which you may not agree. You will be unable to evaluate the economic merits of our properties before we invest in them and will be relying on our ability to select attractive investment properties. We also will have broad discretion in implementing policies regarding tenant creditworthiness, and you will not have the opportunity to evaluate potential tenants. In addition, our investment policies may be amended or revised from time to time at the discretion of our board of directors, without a vote of our stockholders. These factors will increase the uncertainty and the risk of investing in our common stock.

        Although we intend to use the net proceeds to us from this offering to, among other things, acquire STORE Properties and lease them on a long-term net-lease basis, we cannot assure you that we will be able to do so on a profitable basis. Our failure to apply the net proceeds effectively or to find suitable properties to acquire in a timely manner or on acceptable terms could result in losses or returns that are substantially below expectations.

         Our controlling stockholder has substantial influence over our business, and its interests, and the interests of certain members of our management, may differ from our interests or those of our other stockholders.

        Immediately following this offering, our controlling stockholder will beneficially own approximately 58.5% of our common stock, or 56.3% if the underwriters exercise in full their option to purchase additional shares from the selling stockholder. As a result, our controlling stockholder has the power to elect a majority of our directors and, consequently, elect our executive officers, set our management policies and exercise overall control over us and our subsidiaries.

        The interests of our controlling stockholder may differ from the interests of our other stockholders, and the concentration of control in our controlling stockholder will limit other stockholders' ability to influence corporate matters. In addition, certain members of our management have certain ownership interests in the holding company through which our controlling stockholder owns our securities, which may cause them to have interests that differ from our other stockholders. The concentration of ownership and voting power of our controlling stockholder may also delay, defer or even prevent an acquisition by a third party or other change of control of our company and may make some transactions more difficult or impossible without the support of our controlling stockholder, even if such events are in the best interests of our other stockholders. The concentration of voting power that our controlling stockholder has may have an adverse effect on the price of our common stock. As a result of our being controlled by a controlling stockholder, we may take actions that our other stockholders do not view as beneficial, which may adversely affect our results of operations and financial condition and cause the value of your investment in us to decline.

         A substantial portion of our total outstanding common stock may be sold into the market at any time following this offering. This could cause the market price of our common stock to drop significantly, even if our business is doing well, and make it difficult to for us to sell equity securities in the future.

        The market price of our common stock could decline as a result of sales of a large number of shares of our common stock or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it difficult for us to sell equity securities in the future at times or prices that we deem appropriate. Immediately after the consummation of this offering, we will have 124,538,537 shares of common stock outstanding. See the information under the heading "Shares Eligible for Future Sale" for a more detailed description of the shares of common stock that will be available for future sale upon completion of this offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the "safe harbor" created by those sections. In particular, statements pertaining to our business and growth strategies, investment and leasing activities and trends in our business, including trends in the market for long-term, net leases of freestanding, single-tenant properties contain forward-looking statements. When used in this prospectus or the documents incorporated by reference in this prospectus, the words "estimate," "anticipate," "expect," "believe," "intend," "may," "will," "should," "seek," "approximately" or "plan," or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters, are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management.

        Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

  •
  general business and economic conditions;

  •
  continued volatility and uncertainty in the credit markets and broader financial markets, including potential fluctuations in the consumer price index;

  •
  other risks inherent in the real estate business, including tenant defaults, potential liability relating to environmental matters, illiquidity of real estate investments and potential damages from natural disasters;

  •
  availability of suitable properties to acquire and our ability to acquire and lease those properties on favorable terms;

  •
  ability to renew leases, lease vacant space or re-lease space as existing leases expire or are terminated;

  •
  the degree and nature of our competition;

  •
  our failure to generate sufficient cash flows to service our outstanding indebtedness;

  •
  access to debt and equity capital markets;

  •
  fluctuating interest rates;

  •
  availability of qualified personnel and our ability to retain our key management personnel;

  •
  changes in, or the failure or inability to comply with, government regulation, including Maryland laws;

  •
  failure to maintain our status as a REIT;

  •
  changes in the U.S. tax law and other U.S. laws, whether or not specific to REITs; and

  •
  additional factors, including but not limited to those set forth or referred to under the caption "Risk Factors" in this prospectus and the factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including "Part I—Item IA. Risk Factors".

        You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of the document in which they are contained. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to publicly release the results of any revisions to any forward-looking statement that may be made to reflect events or circumstances after the date as of which that forward-looking statement speaks or to reflect the occurrence of unanticipated events, except as required by law. In light of these risks and uncertainties, the forward-looking events included or incorporated by reference in this prospectus might not occur as described, or at all.

 USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the                shares of common stock we are offering will be approximately $             million, after deducting underwriting discounts and commissions and our estimated offering expenses.

        We intend to use the net proceeds to us from this offering as follows:

  •
  $             million to repay amounts outstanding under our unsecured credit facilities which we use to temporarily fund our real estate acquisitions; and

  •
  the remainder to fund property acquisitions subject to purchase contracts in the ordinary course of our business.

        Our unsecured revolving credit facility has a current maximum availability of $300 million, expires in September 2017 and bears interest at a rate equal to either one-month LIBOR plus a leverage-based credit spread ranging from 1.75% to 2.50%, or a Base Rate, as defined in the debt agreement, plus a leverage-based credit spread ranging from 0.75% to 1.50%. Additionally, we have a $50 million unsecured credit facility as a temporary supplement to borrowing capacity expiring in July 2015, with a one-month extension option. Borrowings under this facility require monthly payments of interest at a rate equal to either one-month LIBOR plus 2.00% or the Base Rate, as defined in the agreement. As of May 14, 2015, there was $51.0 million outstanding under the $300 million revolving credit facility and no amounts outstanding under the $50 million facility.

        Pending the permanent use of the net proceeds to us from this offering, we intend to invest the net proceeds in interest-bearing, short-term investment-grade securities, money-market accounts or other investments that are consistent with our intention to maintain our qualification as a REIT for federal income tax purposes.

        We will not receive any of the proceeds from the sale of the shares by the selling stockholder, including any sales pursuant to the underwriters' option to purchase additional shares. Pursuant to the registration rights agreement entered into with the selling stockholder, we will pay all expenses incident to this offering, other than underwriting discounts and commissions on the sale of shares by the selling stockholder and any out-of-pocket expenses of the selling stockholder (including disbursements of counsel, accountants and other advisors).

DIVIDEND POLICY

        We generally intend to distribute each year substantially all of our taxable income (which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles) to our stockholders to comply with the REIT provisions of the Code. If necessary for REIT qualification purposes, we may need to distribute any taxable income in cash or by a special dividend. The decision to authorize, declare and pay dividends on our common stock, as well as the form, timing and amount of any dividends, is at the sole discretion of our board of directors and will depend on our earnings, cash flows, liquidity, financial condition, capital requirements, contractual prohibitions or other limitations under our indebtedness, the annual distribution requirements under the REIT provisions of the Code, state law and such other factors as our board of directors considers relevant. Any change in our dividend policy could have a material adverse effect on the market price of our common stock.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2015:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to (i) the sale of 9,250,000 shares of our common stock by us in this offering, after deducting underwriting discounts and commissions and our estimated offering expenses; and (ii) the repayment of amounts outstanding under our credit facility with a portion of the proceeds to us from this offering.

	As of March 31, 2015
(In thousands, except share and per share data)	Actual	As Adjusted
Cash and cash equivalents	$30,324	$

Debt:
Credit facility	$162,000	$
Non-recourse debt obligations of consolidated special purpose entities, net	1,279,220		1,279,220

Total debt	1,441,220

Stockholders' equity:
Common stock, $0.01 par value per share; 375,000,000 shares authorized, actual and as adjusted; 115,289,827 shares issued and outstanding, actual; 124,539,827 shares issued and outstanding, as adjusted	1,153
Capital in excess of par value	1,637,124
Distributions in excess of retained earnings	(66,160)		(66,160)
Accumulated other comprehensive loss	(417)		(417)

Total stockholders' equity	1,571,700

Total capitalization	$3,012,920	$

The table above should be read in conjunction with our consolidated financial statements and related notes incorporated by reference into this prospectus. The actual and as adjusted number of shares of our common stock issued and outstanding as set forth in the table above excludes, as of March 31, 2015: (1) 251,617 shares of our common stock available for future grant under our 2012 Long-Term Incentive Plan; and (2) 6,475,838 shares of our common stock available for future grant under our 2015 Omnibus Equity Incentive Plan. See "Executive Compensation—2012 Long-Term Incentive Plan" and "—2015 Omnibus Equity Incentive Plan" in our 2015 proxy statement, which is incorporated by reference into this prospectus.

SELLING STOCKHOLDER

        The selling stockholder, STORE Holding, is offering 9,250,000 shares of our common stock (or 12,025,000 shares if the underwriters fully exercise their option to purchase additional shares from the selling stockholder). We will not receive any proceeds from the sale of our common stock by the selling stockholder in this offering. The shares of common stock being offered by the selling stockholder were acquired by the selling stockholder prior to our initial public offering. After this offering, the selling stockholder will continue to own a majority of the combined voting power of our common stock, to have the ability to elect a majority of our board of directors and to have substantial influence over our governance. For further information regarding material relationships and transactions between us and the selling stockholder, see "Certain Relationships and Related Party Transactions" in our 2015 proxy statement, which is incorporated by reference into this prospectus.

        The following table provides information about the selling stockholder, including:

  •
  the number and percentage of outstanding shares of our common stock the selling stockholder beneficially owned as of May 14, 2015;

  •
  how many shares the selling stockholder is offering for sale in this offering; and

  •
  the number and percentage of outstanding shares of our common stock the selling stockholder will own after the offering.

Beneficial ownership and percentage ownership are determined in accordance with the SEC's rules. In computing the number of shares a person beneficially owns and the corresponding percentage ownership of that person, shares of common stock underlying options and warrants that are exercisable within 60 days of the date of this prospectus are considered to be outstanding. The address of the selling stockholder is c/o STORE Capital Corporation, 8501 East Princess Drive, Suite 190, Scottsdale, Arizona 85255.

	Shares Beneficially Owned Before this Offering			Shares Beneficially Owned After this Offering
			Number of Shares of Common Stock Offered Hereby(2)
Name of selling stockholder	Number	Percentage(1)		Number(2)	Percentage(1)(2)
STORE Holding Company, LLC(3)	82,148,644	71.3%	9,250,000	72,898,644	58.5%

(1)
Based on 115,288,537 shares of our common stock outstanding as of May 14, 2015. The percentage of shares beneficially owned after this offering assumes that we sell 9,250,000 shares of common stock in this offering.

(2)
The table above assumes that the underwriters do not exercise their option to purchase up to an additional 2,775,000 shares of common stock from the selling stockholder. If the underwriters fully exercise this option, the selling stockholder will beneficially own 70,123,644 shares of common stock, or approximately 56.3% of the number of outstanding shares of common stock, immediately after this offering.

(3)
The issued and outstanding units of STORE Holding Company, LLC consist of 983,826 Series A units, which are held as follows: 425,000 are held by OCM STR Holdings, L.P.; 312,500 are held by OCM STR Holdings II, L.P.; 137,776 are held by OCM STR Co-Invest 1, L.P.; and 108,550 are held by OCM STR Co-Invest 2, L.P.

The general partner of each of OCM STR Holdings, L.P. and OCM STR Holdings II, L.P. is OCM FIE, LLC. The managing member of OCM FIE, LLC is Oaktree Capital Management, L.P. The general partner of Oaktree Capital Management, L.P. is Oaktree Holdings, Inc. The sole shareholder of Oaktree Holdings, Inc. is Oaktree Capital Group, LLC. The duly elected manager of Oaktree Capital Group, LLC is Oaktree Capital Group Holdings GP, LLC. The members of Oaktree Capital Group Holdings GP, LLC are Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B. Frank, Sheldon M. Stone, Larry W. Keele, Stephen A. Kaplan and David M. Kirchheimer. Each of the managing members, general partners, shareholder, unit holders and members described above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by OCM STR Holdings, L.P. or OCM STR Holdings II, L.P., except to the extent of any pecuniary interest therein. The address for all of the entities and individuals identified above is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

  The general partner of OCM STR Co-Invest 1, L.P. is Oaktree Real Estate Opportunities Fund V GP, L.P. The general partner of OCM STR Co-Invest 2, L.P. is Oaktree Real Estate Opportunities Fund VI GP, L.P. The general partner of each of Oaktree Real Estate Opportunities Fund V GP, L.P. and Oaktree Real Estate Opportunities Fund VI GP, L.P. is Oaktree Fund GP IIA, LLC. The managing member of Oaktree Fund GP IIA, LLC is Oaktree Fund GP II, L.P. The general partner of Oaktree Fund GP II, L.P. is Oaktree Capital II, L.P. The general partner of Oaktree Capital II, L.P. is Oaktree Holdings, Inc. The sole shareholder of Oaktree Holdings, Inc. is Oaktree Capital Group, LLC. The duly elected manager of Oaktree Capital Group, LLC is Oaktree Capital Group Holdings GP, LLC. The members of Oaktree Capital Group Holdings GP, LLC are Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B. Frank, Sheldon M. Stone, Larry W. Keele, Stephen A. Kaplan and David M. Kirchheimer. Each of the general partners, managing members, shareholder, unit holders and members described above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by OCM STR Co-Invest 1, L.P. or OCM STR Co-Invest 2, L.P., except to the extent of any pecuniary interest therein. The address for all of the entities and individuals identified above is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

MARKET PRICE OF OUR COMMON STOCK

        Our common stock has been listed on the NYSE under the symbol "STOR" since November 18, 2014. Prior to that time there was no public market for our common stock. The following table sets forth for the periods indicated the high and low closing price of our common stock and the cash dividend per share of our common stock declared during the periods indicated.

	Price Range
			Dividends Declared Per Share
	High	Low
Year Ended December 31, 2014
Fourth Quarter from November 18, 2014	$22.46	$19.25	$0.1139
Year Ending December 31, 2015
First Quarter ended March 31, 2015	$24.06	$20.80	$0.2500
Second Quarter (through May 18, 2015)	$23.97	$20.48

 MANAGEMENT

Directors and Officers

        The names and ages of our officers and directors as of the date of this prospectus are set forth below.

Name	Age	Position
Morton H. Fleischer	78	Chairman of the Board of Directors
Christopher H. Volk	58	President, Chief Executive Officer and Director
Manish Desai	36	Director
Derek Smith	51	Director
Rajath Shourie	41	Director
Kenneth Liang	53	Director
Mahesh Balakrishnan	31	Director
Joseph M. Donovan	60	Director
Quentin P. Smith, Jr.	63	Director
Catherine Long	58	Chief Financial Officer, Executive Vice President and Treasurer
Michael T. Bennett	57	Executive Vice President—General Counsel, Chief Compliance Officer and Secretary
Christopher K. Burbach	39	Executive Vice President—Underwriting
Mary Fedewa	49	Executive Vice President—Acquisitions
Michael J. Zieg	42	Executive Vice President—Portfolio Management

Morton H. Fleischer, Chairman of the Board of Directors

        Mr. Fleischer was one of our founders in May 2011 and has served as the Chairman of our Board of Directors since our organization. Prior to co-founding us, Mr. Fleischer co-founded Spirit Finance Corporation (now Spirit Realty Capital, Inc.) ("Spirit"), a REIT and served as Chairman from its inception in 2003 to February 2010, including the three years that Spirit was publicly traded on the NYSE, 2004 to 2007. Prior to Spirit, Mr. Fleischer founded numerous real estate limited partnerships in the 1980s and 1990s that were predecessors to Franchise Finance Corporation of America ("FFCA"), a REIT that he formed and took public on the NYSE in 1994. Mr. Fleischer served as FFCA's Chairman of the board of directors and Chief Executive Officer until FFCA was acquired by GE Capital Corporation in 2001. FFCA was the nation's largest publicly traded net-lease REIT and owned or financed over 5,000 single-tenant properties at the time of its sale to GE Capital Corporation in 2001. Mr. Fleischer received a B.A. degree from Washington University—St. Louis, Missouri from which he was awarded its Distinguished Business Alumni Award in 1993.

Christopher H. Volk, President, Chief Executive Officer and Director

        Mr. Volk was one of our founders in May 2011 and has served as our President and Chief Executive Officer and as a director since our organization. With more than 30 years of experience in structuring, managing and financing commercial real estate companies, Mr. Volk led the largest ever real estate limited partnership roll-up transaction of its time in 1994 in the formation of FFCA; oversaw the issuance of FFCA's unsecured debt rating in 1995, which was the first unsecured debt rating ever issued to a net-lease REIT; and, while CEO of Spirit, led the creation of the first commercial real estate master trust debt conduit in the United States designed to finance net-lease assets in 2005. Prior to forming us, Mr. Volk co-founded Spirit and served as its President and Chief Executive Officer and as a member of its board from August 2003 to February 2010. Prior to co-founding Spirit in 2003, Mr. Volk served for over 16 years in numerous capacities with FFCA, including President and Chief Operating Officer and a member of FFCA's board of directors.

Mr. Volk continued as Chief Operating Officer of GE Capital Franchise Finance, the new name given to the business following the FFCA acquisition, until December 2002. In addition to his service on our Board and as our President and Chief Executive Officer, Mr. Volk currently serves on the board and as a member of the compensation, investment and finance committees of Banner Health, a non-profit healthcare system. From 2003 until 2013, he served on the board and as a member of the audit committee of Paladin Realty Income Properties, Inc. He received a B.A. degree from Washington and Lee University and an M.B.A. degree from Georgia State University.

Manish Desai, Director

        Mr. Desai has served as a director since 2011. Mr. Desai is a Managing Director of Oaktree and is involved in the investment and management of Oaktree's real estate funds. Mr. Desai joined Oaktree in 2004 from Morgan Stanley. At Morgan Stanley he served as an Analyst for Morgan Stanley Realty and Morgan Stanley Real Estate Funds. During his time at Morgan Stanley, Mr. Desai was involved in a number of advisory assignments, including the spin-off and restructuring of Fairmont Hotels, as well as the evaluation of numerous properties and portfolios for acquisition. Prior experience includes internships at American Enterprise Institute and the U.S. Office of Management and Budget in the executive offices at the White House. In addition to his service on our Board, Mr. Desai is a director nominee to the board of International Market Centers, Inc., a REIT, and will become a director upon completion of the company's proposed initial public offering. Mr. Desai received a B.A. degree in Public Policy with a secondary major in Economics from Stanford University.

Derek Smith, Director

        Mr. Smith has served as a director since 2011. Mr. Smith is a Managing Director of Oaktree and is responsible for the execution and management of all real estate investments and the administration of Oaktree's real estate funds. Prior to joining Oaktree in 2010, Mr. Smith spent 19 years at Paul, Hastings, Janofsky & Walker LLP, most recently as the Vice Chair of the Global Real Estate Department. In this role, Mr. Smith represented numerous opportunity funds, investment banks and other private investors in all aspects of their investments in all types of real estate. Mr. Smith also served as the Chair of the Technology Committee of Paul Hastings, where he led the firm's use and investment in information systems and technology. Mr. Smith received a B.S. degree in Computer Science from Brigham Young University and a J.D. degree from Cornell University. He is a member of the State Bar of California.

Rajath Shourie, Director

        Mr. Shourie has served as a director since 2011. Mr. Shourie is a Managing Director of Oaktree and Co-Portfolio Manager of Oaktree's Opportunities Funds. He joined Oaktree in 2002, and since then has spent his time investing in distressed debt. He has invested in the airline/aircraft industry for a number of years, and led the firm's investments in financial institutions during the global financial crisis. Mr. Shourie has worked with a number of Oaktree's portfolio companies, and, in addition to his service on our Board, currently serves on the board of Taylor Morrison Home Corporation (NYSE:TMHC), a publicly traded homebuilder in North America. He has been active on creditors' committees, including the steering committee in the restructuring of CIT Group. Prior to joining Oaktree, he worked in the Principal Investment Area at Goldman, Sachs & Co., and was a management consultant at McKinsey & Co. Mr. Shourie earned a B.A. in Economics from Harvard College, where he was elected to Phi Beta Kappa. He then went on to receive an M.B.A. from Harvard Business School, where he was a Baker Scholar.

Kenneth Liang, Director

        Mr. Liang has served as a director since 2011. Mr. Liang is a Managing Director of Oaktree and Head of Restructurings in Oaktree's Opportunities Funds group. Mr. Liang coordinates all restructurings of investments in Oaktree's Distressed Opportunities and Value Opportunities strategies. Mr. Liang has been active in numerous creditors' steering committees, including the Tribune Company restructuring, as well as the restructurings of CIT Group, Enron, World Com/MCI, Charter Communications and Nine Entertainment Company. Mr. Liang has worked with a number of Oaktree's portfolio companies including the Tribune Company (media), Jackson Square Aviation (aircraft leasing), Tekni-Plex (packaging and tubing manufacturer) and Taylor Morrison (North American homebuilder). From Oaktree's formation in 1995 until June 2001, Mr. Liang was Oaktree's General Counsel. Earlier, he served as a Senior Vice President at TCW with primary legal and restructuring responsibility for Special Credits Funds investments and, before that, he was an associate at the law firm of O'Melveny & Myers. In addition to his service on our Board, he currently serves on the boards of Pulse Electronics Corp (OTCMKTS: PULS) and Excel Maritime Carriers Ltd.. Mr. Liang holds a B.S. degree in Business Finance and Economics from the University of Southern California and a J.D. degree from Georgetown University Law Center.

Mahesh Balakrishnan, Director

        Mr. Balakrishnan has served as a director since 2011. Mr. Balakrishnan is a Managing Director in Oaktree's Opportunities Funds group. Mr. Balakrishnan joined Oaktree in 2007 and has primarily focused on investing in the energy, shipping, real estate, chemicals and financial institutions sectors. He has been active on a number of creditors' committees including ad hoc committees in the Lehman Brothers and LyondellBasell restructurings. Prior to joining Oaktree, Mr. Balakrishnan spent two years as an Analyst in the Financial Sponsors & Leveraged Finance group at UBS Investment Bank. In addition to his service on our Board, Mr. Balakrishnan also serves on the boards of Star Bulk Carriers Corp. and Momentive Performance Materials. Mr. Balakrishnan graduated cum laude with a B.A. degree in Economics (Honors) from Yale University.

Joseph M. Donovan, Director

        Mr. Donovan has served as a director since 2014. Mr. Donovan is currently the non-executive Chairman of the Board and Chairman of the Audit Committee of Fly Leasing Limited, a Dublin, Ireland based commercial aircraft leasing company (NYSE:FLY), which he joined in 2007 prior to its initial public offering. Mr. Donovan is also an independent director, Chairman of the Investment Committee and member of the Compensation Committee of Institutional Financial Markets Inc. (AMEX:IFMI), a New York City-based broker-dealer and asset management company, having joined its board of directors in 2009. Mr. Donovan also served, from 2008 to 2010, as a director on the board of RAM Holdings Ltd. (NASDAQ: RAMR), now American Overseas Group Limited (BSX:AORE.BH). Mr. Donovan has been involved in investment banking since 1983 and has worked at CS First Boston/the First Boston Corporation, Smith Barney Inc., Prudential Securities and Credit Suisse Securities (USA) LLC. Mr. Donovan was formerly a licensed certified public accountant. Mr. Donovan holds a B.B.A. degree in Accountancy from the University of Notre Dame and an M.B.A. with a concentration in Finance from the Wharton School, University of Pennsylvania.

Quentin P. Smith, Jr., Director

        Mr. Smith has served as a director since 2014. Mr. Smith is the founder and President of Cadre Business Advisors LLC, a management consulting firm that specializes in strategic planning, business performance improvement, capital formation and turnaround management. Prior to starting Cadre, Mr. Smith was Partner-in-Charge of Arthur Andersen's Desert Southwest business consulting practice with responsibility for business development and client engagement management for Arizona and New

Mexico. Mr. Smith has business development, growth and operational profit and loss experience across a wide variety of industries. Mr. Smith also has over eight years of diversified corporate management experience. He is currently on the Board of Banner Health System and chairs its Compensation and Governance Committees and was previously its Chairman. In January 2015, Mr. Smith was appointed to serve as a member of the board of directors of Patriot National, Inc. (NYSE:PN), a provider of comprehensive full-service outsourcing solutions within the worker's compensation insurance marketplace, and serves on its Audit, Compensation and Corporate Governance and Nominating Committees. He has served on the boards of the Arizona Public Service Company and Arizona MultiBank. He also has served on the boards of Employee Solutions, Inc., Rodel, Inc. and iCrossing, Inc. until those companies were sold or acquired. Mr. Smith holds a B.S. degree in Industrial Management and Computer Science from Purdue University and an M.B.A. in Quantitative Methods from Pepperdine University.

Catherine Long, Chief Financial Officer, Executive Vice President and Treasurer

        Ms. Long was one of our founders in May 2011 and has served as our Executive Vice President—Chief Financial Officer, Treasurer and Assistant Secretary since our organization. Ms. Long has over 30 years of accounting, operating and financial management expertise. Prior to co-founding us, Ms. Long was CFO, Senior Vice President and Treasurer of Spirit from its inception in August 2003 to February 2010. Prior to Spirit, Ms. Long served in various capacities with FFCA and its successor, GE Capital Franchise Finance. Ms. Long was also FFCA's Principal Accounting Officer and actively participated in FFCA's real estate limited partnership roll-up, as well as numerous securitization transactions and business combinations. Prior to her employment with FFCA, Ms. Long was a senior manager specializing in the real estate industry with the international public accounting firm of Arthur Andersen in Phoenix, Arizona. She was named CFO of the Year in 2008 by the Arizona chapter of Financial Executives International. She received a B.S. degree in accounting with high honors from Southern Illinois University and has been a certified public accountant since 1980.

Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary

        Mr. Bennett was one of our founders in May 2011 and served as our Executive Vice President—Operations, Chief Compliance Officer and Corporate Secretary from our organization until late 2013, when he was named Executive Vice President—General Counsel, Chief Compliance Officer, Corporate Secretary and Assistant Treasurer. Mr. Bennett has over 30 years of legal, transactional and operational experience in the real estate and finance industries. Prior to co-founding us, Mr. Bennett was Senior Vice President—Operations, Chief Compliance Officer and Corporate Secretary at Spirit from early 2005 to February 2010 where he was involved in structuring, negotiating and closing all of its real estate and debt-related transactions, including the largest retail sale-leaseback transaction in the United States in 2006. From 1991 to 2000, Mr. Bennett served as Vice President and General Counsel of Farmer Mac (NYSE:AGM), a government-sponsored enterprise providing financing to America's agricultural industry. Mr. Bennett's legal career included several years in private law practice with Brown & Wood, a New York based law firm which subsequently merged with the law firm of Sidley Austin, concentrating on complex mortgage and other asset-based structured finance transactions. He received a B.A. degree (summa cum laude) in Government and Foreign Affairs from Hampden-Sydney College and a J.D. degree from the University of Virginia Law School. He is a member of the bars of the District of Columbia, the State of New York and the Commonwealth of Virginia.

Christopher K. Burbach, Executive Vice President—Underwriting

        Mr. Burbach joined us in February 2012 and has served as our Executive Vice President—Underwriting since that time. Mr. Burbach has a broad range of experience in credit, underwriting and financial analysis. Prior to joining us, Mr. Burbach served in numerous capacities at Spirit from

February 2006 to January 2012, including most recently as Vice President of Investment Management responsible for managing the investments of the company's $3.5 billion real estate portfolio. Mr. Burbach also managed the Underwriting group at Spirit. Prior to Spirit, Mr. Burbach served as Chief Executive Officer of VM Management, Inc. which owned a for-profit private school and managed a non-profit charter school in Phoenix, Arizona. Prior to VM Management, Mr. Burbach was a consultant with Navigant Consulting, Inc. in San Francisco, California, engaged in financial consulting for the Construction and Government Industries Groups. Mr. Burbach received a B.S. degree in Finance from Santa Clara University and an M.B.A. degree from Arizona State University. Mr. Burbach is also a CFA charterholder.

Mary Fedewa, Executive Vice President—Acquisitions

        Ms. Fedewa was one of our founders in May 2011 and has served as our Executive Vice President—Acquisitions, Assistant Secretary and Assistant Treasurer since our organization. Ms. Fedewa has over 20 years of experience in a broad range of financial services. Prior to co-founding us, Ms. Fedewa spent several years investing as principal in single-tenant commercial real estate for private real estate companies. Ms. Fedewa was previously a Managing Director of Acquisitions at Spirit from 2004 to 2007, originating net-lease transactions in a variety of industries across the United States. Prior to Spirit, Ms. Fedewa held numerous positions within GE Capital, concluding as a Senior Vice President of GE Franchise Finance which was the successor company to FFCA. Throughout her GE Capital tenure, Ms. Fedewa held leadership positions within Mortgage Insurance, Private Label Financing and Commercial Finance. While at GE, Ms. Fedewa was awarded a Six Sigma Black Belt and also served as a GE Quality Leader. Ms. Fedewa attended North Carolina State University, where she graduated summa cum laude with a B.A. degree in Business Management with a concentration in Finance.

Michael J. Zieg, Executive Vice President—Portfolio Management

        Mr. Zieg was one of our founders in May 2011 and serves as our Executive Vice President—Portfolio Management, Assistant Secretary and Assistant Treasurer. Mr. Zieg has spent over 15 years in the commercial real estate industry with experience in finance, transaction structuring, credit, and asset management and recovery. Prior to co-founding us, Mr. Zieg was Senior Vice President—Portfolio Management at Spirit from 2007 to February 2010 where he oversaw portfolio management for a net-lease real estate portfolio in excess of $3.5 billion. From 1997 to 2007, Mr. Zieg was with the national law firm of Kutak Rock LLP, where he was a partner focusing on corporate finance and securities transactions. Mr. Zieg represented Spirit as outside legal counsel beginning with its inception in 2003 through its sale to a private consortium in 2007 when he joined the company. Prior to assisting in the formation of Spirit, he also represented FFCA as outside counsel from 1997 until its sale to GE Capital in 2001. Mr. Zieg received a B.B.A. degree in Finance from Texas A&M University and a J.D. degree from the University of Denver.

Family Relationships

        There are no family relationships among any of our directors or executive officers.

Our Corporate Governance

        We have structured our corporate governance in a way that we believe aligns our interests with those of our stockholders, including but not limited to the following:

  •
  our controlling stockholder has advised us that, when it ceases to have beneficial ownership of a majority of our shares, it will ensure that employees of our controlling stockholder will no longer constitute a majority of our board of directors;

  •
  our board of directors is not classified and each of our directors is subject to election annually, and we will not classify our board of directors in the future without the approval of our stockholders;

  •
  we have a fully independent audit committee and independent director representation on our compensation and nominating and corporate governance committees, and our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

  •
  at least one of our directors qualifies as an "audit committee financial expert" as defined by the SEC;

  •
  we opted out of the Maryland business combination and control share acquisition statutes, and in the future will not opt in without stockholder approval; and

  •
  we do not have a stockholder rights plan, and we will not adopt a stockholder rights plan in the future without (a) the approval of our stockholders or (b) seeking ratification from our stockholders within 12 months of adoption of the plan if the board of directors determines, in the exercise of its duties under applicable law, that it is in our best interest to adopt a rights plan without the delay of seeking prior stockholder approval.

        Oaktree has advised us that it does not intend to vote in favor of the classification of our board, an opt-in to the Maryland business combination statute or control share acquisition statute or the adoption of a stockholder rights plan.

DESCRIPTION OF STOCK

        The following summary of the terms of our stock does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and to the Maryland General Corporation Law, or MGCL. See "Where You Can Find More Information."

General

        Our charter authorizes us to issue up to 375,000,000 shares of common stock, $0.01 par value per share, and up to 125,000,000 shares of preferred stock, $0.01 par value per share. Immediately after completion of this offering, approximately 124,538,537 shares of common stock will be issued and outstanding and no shares of preferred stock will be designated as a particular class or series or will be outstanding. Under Maryland law, a stockholder generally is not liable for a corporation's debts or obligations solely as a result of the stockholder's status as a stockholder.

Common Stock

        All shares of our common stock we issue in this offering will be, and all shares of common stock sold by the selling stockholder in this offering are, duly authorized, fully paid and nonassessable. Subject to the restrictions on ownership and transfer of our stock discussed below under the caption "—Restrictions on Ownership and Transfer" and the voting rights of holders of outstanding shares of any other class or series of our stock, holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors, and, except as provided with respect to any other class or series of our stock, the holders of shares of our common stock possess exclusive voting power. Directors are elected by a plurality of the votes cast at the meeting in which directors are being elected. The holders of our common stock do not have cumulative voting rights in the election of directors. This means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

        Holders of our common stock are entitled to receive dividends as and when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of outstanding shares of any other class or series of our stock having liquidation preferences, if any, the holders of our common stock will be entitled to share ratably in our remaining assets legally available for distribution. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. There are no sinking fund provisions applicable to the common stock. Holders of our common stock generally have no appraisal rights. All shares of our common stock have equal dividend and liquidation rights. The rights, powers, preferences and privileges of holders of our common stock are subject to those of the holders of any shares of our preferred stock or any other class or series of stock we may authorize and issue in the future and to the restrictions on ownership and transfer of our stock described below under the caption "—Restrictions on Ownership and Transfer."

        Under the MGCL, a Maryland corporation generally cannot amend its charter, consolidate, merge, convert, sell all or substantially all of its assets, engage in a share exchange or dissolve unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of the votes entitled to be cast on the matter) is set forth in the corporation's charter. As permitted by Maryland law, our charter provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter; although, for so long as the Stockholders Agreement, which is described under the caption

"Corporate Governance Matters—Stockholders Agreement" in our 2015 proxy statement, which is incorporated by reference into this prospectus, remains in effect, certain amendments to our charter inconsistent with the rights of our primary stockholder, STORE Holding, under the Stockholders Agreement or our charter or bylaws also require STORE Holding's consent. See "Certain Provisions of Maryland Law and of our Charter and Bylaws." In addition, because many of our operating assets are held by our subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Power to Increase or Decrease Authorized Shares of Stock, Reclassify Unissued Shares of Stock and Issue Additional Shares of Common and Preferred Stock

        Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors and without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of any class or series of stock that we are authorized to issue.

        In addition, our charter authorizes our board of directors to classify and reclassify any unissued shares of our stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to dividends or upon liquidation, or have voting rights and other rights that differ from the rights of the common stock, and authorize us to issue the newly classified shares. Before authorizing the issuance of shares of any new class or series, our board of directors must set, subject to the provisions in our charter relating to the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series of stock. These actions may be taken without the approval of holders of our common stock unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded.

        We believe that the power of our board of directors to approve amendments to our charter to increase or decrease the number of authorized shares of stock, to authorize us to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Restrictions on Ownership and Transfer

        In order for us to qualify as a REIT for U.S. federal income tax purposes, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

        Our charter contains restrictions on the ownership and transfer of our stock that are intended to, among other purposes, assist us in complying with these requirements and qualifying as a REIT. Subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or by number of shares, whichever is more restrictive) of our outstanding common stock or 9.8% in value of our outstanding stock. We refer to these restrictions, collectively, as the "ownership limit." Our board of directors has granted an exemption from the ownership limit to STORE Holding.

        The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our outstanding common stock or 9.8% of our outstanding stock, or the acquisition of an interest in an entity that owns our stock, could, nevertheless, cause the acquiror or another individual or entity to own our stock in excess of the ownership limit.

        Our board of directors may, upon receipt of certain representations and agreements and in its sole discretion, prospectively or retroactively, waive the ownership limit and may establish a different limit on ownership, or an excepted holder limit, for a particular stockholder if the stockholder's ownership in excess of the ownership limit would not result in our being "closely held" under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT. As a condition of granting a waiver of the ownership limit or creating an excepted holder limit, our board of directors may, but is not required to, require an opinion of counsel or the Internal Revenue Service ruling satisfactory to our board of directors as it may deem necessary or advisable to determine or ensure our status as a REIT and may impose such other conditions or restrictions as it deems appropriate.

        In connection with granting a waiver of the ownership limit or creating or modifying an excepted holder limit, or at any other time, our board of directors may increase or decrease the ownership limit unless, after giving effect to any increased or decreased ownership limit, five or fewer persons could beneficially own, in the aggregate, more than 49.9% in value of the shares of our stock then outstanding or we would otherwise fail to qualify as a REIT. A decreased ownership limit will not apply to any person or entity whose percentage of ownership of our stock is in excess of the decreased ownership limit until the person or entity's ownership of our stock equals or falls below the decreased ownership limit, but any further acquisition of our stock will be subject to the decreased ownership limit.

        Our charter also prohibits:

  •
  any person from beneficially or constructively owning shares of our stock that would result in our being "closely held" under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT;

  •
  any person from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons; and

  •
  any person from beneficially owning shares of our stock to the extent such ownership would result in our failing to qualify as a "domestically controlled qualified investment entity" within the meaning of Section 897(h) of the Code.

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any of the other restrictions on ownership and transfer of our stock, and any person who is the intended transferee of shares of our stock that are transferred to a trust for the benefit of one or more charitable beneficiaries described below, must give immediate written notice of such an event or, in the case of a proposed or attempted transfer, give at least 15 days' prior written notice to us and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The provisions of our charter relating to the restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, or that compliance is no longer required in order for us to qualify as a REIT.

        Any attempted transfer of our stock that, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void. Any attempted transfer of our stock that, if effective, would result in a violation of the ownership limit (or other limit established by our charter or our board of directors), our being "closely held" under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify as a REIT or as a "domestically controlled qualified investment entity" within the meaning of Section 897(h) of the Code will cause the number of shares causing the violation (rounded up to the nearest whole share) to be transferred automatically to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be effective as of the close of business on the business day before the date of the attempted transfer or other event that resulted in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent a violation of the applicable restrictions on ownership and transfer of our stock, then the attempted transfer that, if effective, would have resulted in a violation of the ownership limit (or other limit established by our charter or our board of directors), our being "closely held" under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify as a REIT or as a "domestically controlled qualified investment entity," will be null and void.

        Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of our stock held in the trust and will have no rights to dividends and no rights to vote or other rights attributable to the shares of our stock held in the trust. The trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid before we discover that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by a proposed transferee before our discovery that the shares have been transferred to the trust and to recast the vote in the sole discretion of the trustee. However, if we have already taken irreversible corporate action, then the trustee may not rescind or recast the vote.

        Within 20 days of receiving notice from us of a transfer of shares to the trust, the trustee must sell the shares to a person that would be permitted to own the shares without violating the ownership limit or the other restrictions on ownership and transfer of our stock in our charter. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the proposed transferee an amount equal to the lesser of:

  •
  the price paid by the proposed transferee for the shares (or, if the proposed transferee did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the market price of the shares on the day of the event that resulted in the transfer of such shares to the trust); and

  •
  the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares.

        The trustee must distribute any remaining funds held by the trust with respect to the shares to the charitable beneficiary. If the shares are sold by the proposed transferee before we discover that they have been transferred to the trust, the shares will be deemed to have been sold on behalf of the trust and the proposed transferee must pay to the trustee, upon demand, the amount, if any, that the proposed transferee received in excess of the amount that the proposed transferee would have received had the shares been sold by the trustee.

        Shares of our stock held in the trust will be deemed to be offered for sale to us, or our designee, at a price per share equal to the lesser of:

  •
  the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift); and

  •
  the market price on the date we accept, or our designee accepts, such offer.

        We may accept the offer until the trustee has otherwise sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute the net proceeds of the sale to the proposed transferee and distribute any dividends or other distributions held by the trustee with respect to the shares to the charitable beneficiary.

        Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice stating the person's name and address, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person's beneficial ownership on our status as a REIT and to ensure compliance with the ownership limit. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must, on request, disclose to us in writing such information as we may request in order to determine our status as a REIT or to comply, or determine our compliance, with the requirements of any governmental or taxing authority.

        If our board of directors authorizes any of our shares to be represented by certificates, the certificates will bear a legend referring to the restrictions described above.

        These restrictions on ownership and transfer of our stock could delay, defer or prevent a transaction or a change of control of us that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

 CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

        The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and to the MGCL. See "Where You Can Find More Information."

Election and Removal of Directors

        Our charter and bylaws provide that the number of our directors may be established only by our board of directors but may not be fewer than the minimum number required under the MGCL, which is one, nor, unless our bylaws are amended, more than 15. For so long as the Stockholders Agreement remains in effect, our bylaws require that, in order for an individual to qualify to be nominated or to serve as a director of our company, the individual must have been nominated in accordance with the Stockholders Agreement, including the requirement that we must nominate a certain number of directors designated by STORE Holding from time to time described under the caption "Corporate Governance Matters—Stockholders Agreement" in our 2015 proxy statement, which is incorporated by reference into this prospectus. Also, as long as the Stockholders Agreement remains in effect, Requisite Investor Approval is required to amend our bylaws to eliminate these director qualifications, as described under the caption "Certain Relationships and Related Party Transactions" in our 2015 proxy statement. Requisite Investor Approval means, so long as our controlling stockholder holds at least 50% of the number of shares of our common stock it owned as of November 21, 2014, the approval of a majority of our board of directors, including at least one director designated by our controlling stockholder. Once our controlling stockholder holds less than 50% of the number of shares of our common stock it owned as of November 21, 2014, Requisite Investor Approval shall be determined by us or our board of directors in accordance with applicable law, our bylaws and our charter. There is no cumulative voting in the election of directors, and directors are elected by a plurality of all the votes cast in the election of directors.

        We have elected by a provision of our charter to be subject to provisions of Maryland law requiring that, except as otherwise provided in the terms of any class or series of our stock, vacancies on our board of directors may be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and that any individual elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

        Our charter provides that, subject to the rights of holders of shares of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause and by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast generally in the election of directors, except that, for so long as the Stockholders Agreement remains in effect, the removal of a STORE Holding director requires the consent of STORE Holding. However, if the number of STORE Holding directors exceeds the number of directors STORE Holding is entitled to designate pursuant to the Stockholders Agreement, STORE Holding is required to take all necessary action to cause the appropriate number of STORE Holding directors to offer to resign.

Amendment to Charter and Bylaws

        Except as described herein and as provided in the MGCL, amendments to our charter must be advised by our board of directors and approved by the affirmative vote of our stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter and our board of directors has the exclusive power to amend our bylaws. Certain amendments to the provisions of our charter and bylaws requiring STORE Holding's consent to certain actions (including amendments to such provisions of our charter or bylaws), or otherwise modifying STORE Holding's rights under the Stockholders Agreement or our charter or bylaws (such as the requirement that, to be qualified to be nominated and to serve as a director, an individual must be nominated in accordance with the Stockholders Agreement) require Requisite Investor Approval. In addition, amendments to the provisions of our bylaws prohibiting our board of directors from revoking, altering or amending its resolution exempting any business combination from the "business combination" provisions of the MGCL or exempting any acquisition of our stock from the "control share" provisions of the MGCL without the approval of our stockholders must be approved by the affirmative vote of a majority of the votes cast on the matter by our stockholders.

Business Combinations

        Under the MGCL, certain "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, and, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

  •
  any person who beneficially owns 10% or more of the voting power of the corporation's outstanding voting stock; or

  •
  an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the corporation's then outstanding voting stock.

        A person is not an interested stockholder under the MGCL if the corporation's board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. In approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

        After the five-year prohibition, any business combination between the Maryland corporation and the interested stockholder generally must be recommended by the corporation's board of directors and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

  •
  two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

        These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

        The MGCL permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. As permitted by the MGCL, our board of directors has adopted a resolution exempting any business combination between us and any other person from the provisions of this statute. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations involving us. As a result, any person may be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance with the supermajority vote requirements and other provisions of the statute. Our bylaws provide that this resolution or any other resolution of our board of directors exempting any business combination from the business combination provisions of the MGCL may only be revoked, altered or amended, and our board of directors may only adopt any resolution inconsistent with this resolution, with the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors.

Control Share Acquisitions

        The MGCL provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

        Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiror does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain limitations and conditions, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if a meeting of stockholders is held at which the voting rights of the shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority of the voting power, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

        Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of our stock, and this provision of our bylaws cannot be amended without the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors.

Subtitle 8

        Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of five provisions, including:

  •
  a classified board;

  •
  a two-thirds vote requirement for removing a director;

  •
  a requirement that the number of directors be fixed only by vote of the board of directors;

  •
  a requirement that a vacancy on the board of directors be filled only by a vote of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; and

  •
  a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

        Our charter provides that, effective at such time as we are able to make a Subtitle 8 election, which occurred in November 2014, vacancies on our board of directors may be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and that a director elected by the board of directors to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualified. We have not elected to be subject to any of the other provisions of Subtitle 8, including the provisions that would permit us to classify our board of directors or increase the vote required to remove a director without stockholder approval. Moreover, our charter provides that, without the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors, we may not elect to be subject to any of these additional provisions of Subtitle 8. Through provisions in our charter and bylaws unrelated to Subtitle 8, we (1) vest in our board of directors the exclusive power to fix the number of directors and (2) require, unless called by our chairman, our chief executive officer, our president or our board of directors, the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting to call a special meeting of stockholders. We do not currently have a classified board and, subject to the right of STORE Holding to consent to the removal of any STORE Holding director, a director may be removed only for cause and by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors.

Special Meetings of Stockholders

        Pursuant to our bylaws, our chairman, our chief executive officer, our president or our board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be considered by our stockholders will also be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter, accompanied by the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and deliver the notice of the special meeting.

Corporate Opportunities

        Our charter provides that, to the maximum extent permitted by Maryland law, each of our controlling stockholder, its affiliates, each of their representatives, and each of our directors or officers that is an affiliate or designee of our controlling stockholder or its affiliates has the right to, and has no duty (contractual or otherwise) not to, (x) directly or indirectly engage in the same or similar business activities or lines of business as us, including those deemed to be competing with us, or (y) directly or indirectly do business with any of our clients, customers or suppliers. In the event that our controlling stockholder or any of its affiliates, or any of their representatives or designees acquires knowledge of a potential transaction or matter that may be a corporate opportunity for us, our controlling stockholder, its affiliates and any of their representatives or designees shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to us or any of our affiliates and shall not be liable to us or any of our affiliates, subsidiaries, stockholders or other equity holders for breach of any duty (contractual or otherwise) by reason of the fact that our controlling stockholder or any of its affiliates, or any of their representatives or designees, directly or indirectly, pursues or acquires such opportunity for themselves, directs such opportunity to another person, or does not present such opportunity to us or any of our affiliates.

Advance Notice of Director Nomination and New Business

        Our bylaws provide that nominations of individuals for election as directors and proposals of business to be considered by stockholders at any annual meeting may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by any stockholder who was a stockholder of record at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of the individuals so nominated or on such other proposed business and who has complied with the advance notice procedures of our bylaws. Stockholders generally must provide notice to our secretary not earlier than the 150th day or later than the close of business on the 120th day before the first anniversary of the date our proxy statement was released for the preceding year's annual meeting.

        Only the business specified in the notice of the meeting may be brought before a special meeting of our stockholders. Nominations of individuals for election as directors at a special meeting of stockholders may be made only (1) by or at the direction of our board of directors or (2) if the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of our bylaws. Stockholders generally must provide notice to our secretary not earlier than the 120th day before such special meeting and or later than the later of the close of business on the 90th day before the special meeting or the tenth day after the first public announcement of the date of the special meeting and the nominees of our board of directors to be elected at the meeting.

        A stockholder's notice must contain certain information specified by our bylaws about the stockholder, its affiliates and any proposed business or nominee for election as a director, including information about the economic interest of the stockholder, its affiliates and any proposed nominee in us.

Effect of Certain Provisions of Maryland Law and our Charter and Bylaws

        The restrictions on ownership and transfer of our stock discussed under the caption "Description of Stock—Restrictions on Ownership and Transfer" prevent any person from acquiring more than 9.8% (in value or by number of shares, whichever is more restrictive) of our outstanding common stock or 9.8% in value of our outstanding stock without the approval of our board of directors. These provisions, as well as STORE Holding's right to designate certain individuals whom we must nominate for election as directors, may delay, defer or prevent a change in control of us.

        Further, our board of directors has the power to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock that we are authorized to issue, to classify and reclassify any unissued shares of our stock into other classes or series of stock, and to authorize us to issue the newly classified shares, as discussed under the captions "Description of Stock—Common Stock" and "—Power to Increase or Decrease Authorized Shares of Stock, Reclassify Unissued Shares of Stock and Issue Additional Shares of Common and Preferred Stock," and could authorize the issuance of shares of common stock or another class or series of stock, including a class or series of preferred stock, that could have the effect of delaying, deferring or preventing a change in control of us. These actions may be taken without the approval of holders of our common stock unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded. We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise.

        Our charter and bylaws also provide that the number of directors may be established only by our board of directors, which prevents our stockholders from increasing the number of our directors and filling any vacancies created by such increase with their own nominees. The provisions of our bylaws discussed above under the captions "—Special Meetings of Stockholders" and "—Advance Notice of Director Nomination and New Business" require stockholders seeking to call a special meeting, nominate an individual for election as a director or propose other business at an annual or special meeting to comply with certain notice and information requirements. We believe that these provisions will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors and promote good corporate governance by providing us with clear procedures for calling special meetings, information about a stockholder proponent's interest in us and adequate time to consider stockholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for our stockholders to remove incumbent directors or fill vacancies on our board of directors with their own nominees and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for our common stockholders or otherwise be in the best interest of our stockholders.

Exclusive Forum

        Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (c) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine.

Limitation of Liability and Indemnification of Directors and Officers

        Maryland law permits us to include a provision in our charter limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action. Our charter contains a provision that eliminates our directors' and officers' liability to the maximum extent permitted by Maryland law.

        The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or certain other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

        In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

        Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

  •
  any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

  •
  any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

        Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served any of our predecessors in any of the capacities described above and any employee or agent of us or any of our predecessors.

Indemnification Agreements

        We entered into an indemnification agreement with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law as described under the caption "Certain Relationships and Related Party Transactions" in our 2015 proxy statement, which is incorporated by reference into this prospectus. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Possible Conversion to an UPREIT Structure

        Our board of directors may decide in the future to convert our existing organizational structure to an Umbrella Partnership Real Estate Investment Trust, or UPREIT, structure. In a typical UPREIT structure, all or substantially all of the properties owned by the REIT would be held in an operating partnership, or OP, typically a limited partnership or a limited liability company. The REIT or a wholly owned subsidiary of the REIT would control the UPREIT. Interests in the operating partnership, or OP units, would be issued to real estate owners instead of cash in exchange for their real estate from time to time. This exchange generally results in a deferral of tax for the real estate owners. The OP units would be exchangeable, at the option of the holder of the OP units, into cash or, at the election of the REIT, into shares of common stock of the REIT in the future.

        We would reorganize and use an UPREIT structure in the future if our board of directors believes it would (i) facilitate our ability to acquire real estate from owners who have substantial real estate holdings but would be unwilling to engage in a transaction with us without a required tax-deferred component to the structure, and (ii) otherwise be in our best interests. If we were to reorganize our company as an UPREIT, we do not believe it would have a material adverse effect upon our existing stockholders. Additional tax considerations could apply to our stockholders if our board of directors decides to convert our existing organizational structure to an UPREIT. Under existing law, our conversion to an UPREIT structure would only require the approval of our board of directors and not a vote of our stockholders.

        In an UPREIT structure, we could issue interests in the UPREIT from time to time, on such terms and conditions and for such capital contributions as we may establish in our sole and absolute discretion, including:

  •
  upon the conversion, redemption or exchange of any debt, interests or securities issued by our UPREIT;

  •
  for less than fair market value; or

  •
  in connection with any merger of any other entity into our UPREIT.

        Our UPREIT could issue interests in the UPREIT in one or more classes, or one or more series of any of such classes, with such designations, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption (including, without limitation, terms that may be senior or otherwise entitled to preference over the units) as we may determine, in our sole and absolute discretion, without the approval of any stockholder or any other person. Without limiting the generality of the foregoing, we could specify, as to any such class or series of any interest in our UPREIT:

  •
  the allocations of items of income, gain, loss, deduction and credit to each such class or series of interest in our UPREIT;

  •
  the right of each such class or series of interest in our UPREIT to share, on a junior, senior or pari passu basis, in distributions;

  •
  the rights of each such class or series of interest in our UPREIT upon dissolution and liquidation of our UPREIT;

  •
  the voting rights, if any, of each such class or series of partnership interests in our UPREIT; and

  •
  the conversion, redemption or exchange rights applicable to each such class or series of interest in our UPREIT.

        Our bridge loan currently prohibits us from reorganizing into an UPREIT without consent from the lenders.

 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and to the acquisition, ownership and disposition of our common stock. For purposes of this section, references to "S|T|O|R|E," "we," "our" and "us" mean only STORE Capital Corporation and not its subsidiaries or other lower-tier entities, except as otherwise indicated. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. This summary is based upon, and qualified in its entirety by, the Code, the Treasury Regulations, rulings and other administrative pronouncements issued by the Internal Revenue Service, or IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we will operate S|T|O|R|E and its subsidiaries and affiliated entities in accordance with their applicable organizational documents. This summary is for general information only and is not tax advice. It does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

  •
  financial institutions;

  •
  insurance companies;

  •
  broker-dealers;

  •
  regulated investment companies;

  •
  partnerships or other entities treated as partnerships for U.S. federal income tax purposes and trusts;

  •
  persons who, as nominees, hold our stock on behalf of other persons;

  •
  persons who receive S|T|O|R|E stock through the exercise of employee stock options or otherwise as compensation;

  •
  persons holding S|T|O|R|E stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

and, except to the extent discussed below:

  •
  tax-exempt organizations; and

  •
  foreign investors.

        This summary assumes that investors will hold their common stock as a capital asset, which generally means as property held for investment.

        The U.S. federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder's particular tax circumstances. You are urged to consult your tax advisor regarding the federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Taxation of S|T|O|R|E

        We have elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our initial taxable year ended December 31, 2011. We believe that we have been organized and operated in a manner that has allowed us to qualify for taxation as a REIT under the Code, and we intend to continue to be organized and to operate in this manner.

        In connection with the filing of the registration statement of which this prospectus is a part, we expect to receive an opinion of Kutak Rock LLP to the effect that commencing with our taxable year ended on December 31, 2011, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our actual and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Kutak Rock LLP will be based on various assumptions relating to our organization and operation and will be conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Kutak Rock LLP or by us that we will qualify as a REIT for any particular year. The opinion will be expressed as of the date issued. Kutak Rock LLP will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

        Qualification and taxation as a REIT depend on our ability to meet, on a continuing basis through actual operating results, various qualification tests imposed under the Code regarding the composition of our assets and income, distribution levels, and diversity of stock ownership. No assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

  Taxation of REITs in General

        As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under "—Requirements for Qualification—General." While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See "—Failure to Qualify."

        Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.

        Most domestic stockholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum rate of 20% (the long-term capital gains rate). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income. See "Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions."

        Net operating losses, foreign tax credits and other tax attributes of REITs generally do not pass through to our stockholders. See "Taxation of Stockholders."

        If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

  •
  We will be taxed at regular corporate rates on any undistributed "real estate investment trust taxable income," including undistributed net capital gains.

  •
  We may be subject to the "alternative minimum tax" on our items of tax preference, including any deductions of net operating losses.

  •
  If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See "—Prohibited Transactions," and "—Foreclosure Property," below.

  •
  If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as "foreclosure property," we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

  •
  We may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit or refund for its proportionate share of the tax deemed to have been paid.

  •
  If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

  •
  If we should fail to satisfy the asset tests (other than certain de minimis failures) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

  •
  If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

  •
  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT's stockholders, as described below in "—Requirements for Qualification—General."

  •
  A 100% tax may be imposed on transactions between us and a "taxable REIT subsidiary," or a TRS, (as described below) that do not reflect arms- length terms.

  •
  If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to recognize gain with respect to the disposition of the assets under the applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. The IRS recently issued final Treasury Regulations that exclude from the application of this built-in gains tax any gain from the sale of property we acquired in an exchange under Section 1031 (a like kind exchange) or 1033 (an involuntary conversion) of the Code.

  •
  Our subsidiaries that are C corporations, including our TRS, may be required to pay federal corporate income tax on their earnings.

        In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, franchise, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

  Requirements for Qualification—General

        The Code defines a REIT as a corporation, trust or association:

          (1)   that is managed by one or more trustees or directors;

          (2)   the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

          (3)   that would be taxable as a domestic corporation but for Sections 856-860 of the Code;

          (4)   that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

          (5)   the beneficial ownership of which is held by 100 or more persons;

          (6)   in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, actually or constructively, by five or fewer "individuals" (as defined in the Code to include specified tax-exempt entities); and

          (7)   which meets other tests described below, including with respect to the nature of its income and assets.

        The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation's initial tax year as a REIT. Our charter provides restrictions regarding the ownership and transfers of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above.

        To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.

        In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby will satisfy this requirement.

        The Code provides relief from violations of certain of the REIT requirements, in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including, in certain cases, the payment of a penalty tax that is based upon the magnitude of the violation. See "—Income Tests" and "—Asset Tests" below. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

  Ownership of Subsidiary Entities

        Partnership Subsidiaries.    If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership's assets, and to earn our proportionate share of the partnership's income, for purposes of the gross income and asset tests applicable to REITs. In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

        Disregarded Subsidiaries.    If we own a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is generally disregarded for U.S. federal income tax purposes, and all of the subsidiary's assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS, that is directly or indirectly wholly owned by a REIT. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions on ownership of securities, as described below under "—Asset Tests." Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with any partnerships in which S|T|O|R|E may hold an equity interest, are sometimes referred to herein as "pass-through subsidiaries."

        We currently hold substantially all of our real estate assets through a series of pass-through entities, primarily through limited liability companies that we believe will be treated as disregarded entities for federal income tax purposes. In the future, we may hold investments through entities treated as partnerships for federal income tax purposes.

        In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary's separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See "—Asset Tests" and "—Income Tests."

        Taxable Subsidiaries.    In general, we may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

        We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary, if any, as income. This treatment can affect our gross income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, except for certain activities relating to lodging and healthcare facilities, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or to conduct activities that, if conducted by us directly, would be treated as prohibited transactions.

        We currently own an interest in one TRS and may acquire securities in additional TRSs in the future. On September 16, 2011, we formed STORE Investment Corporation, a Delaware Corporation that is wholly owned by us. We have elected to treat STORE Investment Corporation as a TRS for U.S. federal income tax purposes.

  Income Tests

        In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions," certain hedging transactions and certain foreign currency gains, generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage backed securities), "rents from real property," dividends received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments.

        Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

        For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

        Rents we receive from a tenant will qualify as "rents from real property" for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

  •
  The amount of rent must not be based in any way on the net income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term "rents from real property" solely because it is based on a fixed percentage or percentages of receipts or sales;

  •
  We, or an actual or constructive owner of 10% or more of our stock, must not actually or constructively own 10% or more of the interests in the assets or net profits of the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from a tenant that is a TRS, however, will not be excluded from the definition of "rents from real property" as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by our other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, if a lease with a "controlled taxable REIT subsidiary" is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as "rents from real property." For purposes of this rule, a "controlled taxable REIT subsidiary" is a TRS in which we own stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS;

  •
  Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as "rents from real property"; and

  •
  We generally must not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. An example of these services at our properties includes the provision of general maintenance of common areas. In addition, we may employ an independent contractor from whom we derive no income to provide customary services, or a TRS, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as "rents from real property." Any amounts we receive from a TRS with respect to the TRS's provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% REIT gross income test.

        We generally do not intend to take actions we believe will cause us to fail to satisfy the rental conditions described above.

        From time to time, we may enter into hedging transactions with respect to one or more of our liabilities. The term "hedging transaction" generally means any transaction we enter into in the normal course of our business primarily to manage risk of interest rate changes or fluctuations with respect to borrowings made or to be made. The hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as such as specified in the Code will not constitute gross income for purposes of the 75% or 95% gross income test, and therefore will be exempt from this test. To the extent that we do not properly identify such transactions as hedges, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

        We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

        Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances as such relief is subject to IRS discretion. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under "—Taxation of REITs in General," even where these relief provisions apply, the Code imposes a tax based upon the amount by which we fail to satisfy the particular income test.

  Asset Tests

        At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% gross income test are subject to the additional asset tests described below.

        Second, not more than 25% of the value of our total assets may be represented by securities (including securities of one or more taxable REIT subsidiaries) other than those securities includable in the 75% asset test.

        Third, the value of any one issuer's securities that we own may not exceed 5% of the value of our total assets and we may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to "straight debt" having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

        Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 25% of the value of our total assets.

        Notwithstanding the general rule, as noted above, for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership. If we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as "securities" for purposes of the 10% asset test, as explained below).

        Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute "straight debt," which includes, among other things, securities having certain contingency features. A security does not qualify as "straight debt" where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer's outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (5) any security (including debt securities) issued by another REIT, and (6) any debt instrument issued by a partnership if the partnership's income is of a nature that it would satisfy the 75% gross income test described above under "—Income Tests." In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT's proportionate interest in the equity and certain debt securities issued by that partnership.

        No independent appraisals have been obtained to support our conclusions as to the value of particular securities other than real estate assets. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

        However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

        In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT's total assets at the end of the quarter for which the measurement is calculated, and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

        The asset tests described above must be satisfied at the close of each quarter of our taxable year in which we (directly or through our partnerships, limited liability companies or qualified REIT subsidiaries) acquire securities in the applicable issuer, increase our ownership of securities of such issuer (including as a result of increasing our interest in a partnership or limited liability company which owns such securities), or acquire other assets. If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.

  Annual Distribution Requirements

        In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

  (a)
  the sum of

  (1)
  90% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid, and

  (2)
  90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

  (b)
  the sum of specified items of non-cash income over 5% of our "REIT taxable income."

          For these purposes, our "REIT taxable income" is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, or any like-kind exchanges that are later determined to be taxable.

          In addition, our "REIT taxable income" will be reduced by any taxes we are required to pay on any gain we recognize from the disposition of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is less than the fair market value of the asset, in each case determined at the time we acquired the asset, within the ten-year period following our acquisition of such asset.

        We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be "preferential dividends." A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

        To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at regular corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (a) the amounts of capital gain dividends that we designated and that they include in their taxable income, and (b) the tax that we paid on their behalf with respect to that income.

        To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See "—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions."

        If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, and (y) the amounts of income we retained and on which we paid corporate income tax.

        It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between our actual receipt of cash, including receipt of distributions from our subsidiaries and our inclusion of items in income for U.S. federal income tax purposes. Alternatively, we may declare a taxable dividend payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation. In such case, for federal income tax purposes, the amount of the dividend paid in stock will be equal to the amount of cash that could have been received instead of stock.

        In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property.

        We may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

  Prohibited Transactions

        Net income that we derive from a prohibited transaction, is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by us or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.

  Foreclosure Property

        Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property.

        We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that constitutes qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

  Derivatives and Hedging Transactions

        As discussed in "—Income Tests" above, we and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

  Failure to Qualify

        If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the income tests and asset tests, as described above in "—Income Tests" and "—Asset Tests."

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic stockholders that are individuals, trusts and estates will generally be taxable. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Taxation of Stockholders

  Taxation of Taxable Domestic Stockholders

        As used herein, a "domestic stockholder" means a beneficial owner of our capital stock that, for U.S. federal income tax purposes, is or is treated as:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

        Distributions.    So long as we qualify as a REIT, the distributions that we make to our taxable domestic stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends-received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., 20% maximum federal rate) for qualified dividends received by domestic stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

  •
  income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

  •
  dividends received by the REIT from TRSs or other taxable C corporations; or

  •
  income in the prior taxable year from the sales of "built-in gain" property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

        Distributions that we designate as capital gain dividends will generally be taxed to our domestic stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Code will treat a stockholder as having received, solely for tax purposes, its pro rata share of our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See "Taxation of S|T|O|R|E—Annual Distribution Requirements." Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 20% in the case of stockholders that are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

        Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions do not exceed the adjusted basis of the stockholder's shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder's shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

        To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See "Taxation of S|T|O|R|E—Annual Distribution Requirements." Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

        Dispositions of S|T|O|R|E Stock.    If a domestic stockholder sells or disposes of shares of our capital stock, it generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and its adjusted basis in the shares of capital stock for tax purposes. This gain or loss will generally be long-term capital gain or loss if the stockholder has held the capital stock for more than one year at the time of such sale or disposition. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum federal income tax rate of 20% if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 39.6%) if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.

        If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards "tax shelters," are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly.

        Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

        Additional Medicare Tax on Unearned Income.    Certain "high income" taxable domestic stockholders, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on their "net investment income." For individuals, the additional Medicare tax applies to the lesser of (i) "net investment income" or (ii) the excess of "modified adjusted gross income" over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). "Net investment income" generally equals the taxpayer's gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. Investors are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in our stock.

        Passive Activity Losses and Investment Interest Limitations.    Distributions that we make and gain arising from the sale or exchange by a domestic stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any "passive losses" against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

  Taxation of Foreign Stockholders

        The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders. A "non-U.S. holder" is a beneficial owner of our capital stock that is neither a "domestic stockholder," as defined above, nor an entity treated as a partnership for U.S. federal income tax purposes. Special rules may apply to certain non-U.S. holders, including controlled foreign corporations, passive foreign investment companies, certain U.S. expatriates, and non-U.S. persons eligible for benefits under an applicable income tax treaty with the United States. Such non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

        Ordinary Dividends.    The portion of dividends received by a non-U.S. holder that is (1) payable out of our earnings and profits, (2) not attributable to gain from our sale or exchange of a U.S. real property interest, or a USRPI, nor designated by us as a capital gain dividend and (3) not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by a tax treaty.

        In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder's investment in our stock is, or is treated as, effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to federal income tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends. Such income generally must be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax (or such lower rate as provided by an applicable tax treaty) in the case of a non-U.S. holder that is a corporation.

        Non-Dividend Distributions.    Unless our stock constitutes a USRPI, distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax to the extent that such distributions do not exceed the non-U.S. holder's adjusted basis in our capital stock. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends, unless the non-U.S. holder provides the certification described below under "Information Reporting Requirements and Withholding—Generally." A non-U.S. holder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the stockholder's proportionate share of our earnings and profits, and (b) the stockholder's basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder's share of our earnings and profits.

        Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of U.S. Real Property Interests.    Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under "—Taxation of Foreign Stockholders—Ordinary Dividends," for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the maximum amount that could have been designated as USRPI capital gains dividends. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder's U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains.

        A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see "—Taxation of Foreign Stockholders—Ordinary Dividends"), if (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. We anticipate that our common stock will be "regularly traded" on an established securities market.

        Dispositions of S|T|O|R|E Stock.    Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. federal income taxation. Our stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

        Even if the foregoing 50% test is not met, our stock nonetheless will not constitute a USRPI if we are a "domestically controlled qualified investment entity." A domestically controlled qualified investment entity includes a REIT if less than 50% of its value is held directly or indirectly by non-U.S. holders at all times during a specified testing period. We believe that we are, and we will be, a domestically controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. However, no assurance can be given that we are or will remain a domestically-controlled qualified investment entity.

        In the event that we are not a domestically controlled qualified investment entity, but our stock is "regularly traded," as defined by applicable Treasury regulations, on an established securities market, a non-U.S. holder's sale of our common stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5% or less of our outstanding common stock at any time during the one-year period ending on the date of the sale. We expect that our common stock will be regularly traded on an established securities market.

        If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

        Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder's investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to "regularly traded" stock described above), a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

        Estate Tax.    If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual's death, the stock will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

        The U.S. federal taxation of non-U.S. holders is a highly complex matter that may be affected by many other considerations. Accordingly, non-U.S. holders should consult their tax advisors regarding the income and withholding tax considerations with respect to owning S|T|O|R|E stock.

  Taxation of Tax-Exempt Stockholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as "debt financed property" within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

        Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

        In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI if we are a "pension-held REIT." We will not be a pension-held REIT unless (1) we are required to "look through" one or more of our pension trust stockholders in order to satisfy the REIT "closely held" test, and (2) either (i) one pension trust owns more than 25% of the value of our stock, or (ii) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT.

        Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning S|T|O|R|E stock.

State, Local and Foreign Taxes

        We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

Information Reporting Requirements and Withholding

  Generally

        We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a domestic stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder: (i) is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A domestic stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS.

        Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI (or other Form W-8, if applicable), or if certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. stockholder of stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder's federal income tax liability if certain required information is furnished to the IRS. Stockholders are urged to consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

  FATCA Withholding

        Sections 1471 through 1474 of the Code, the Foreign Account Tax Compliance Act ("FATCA"), generally impose a withholding tax of 30% on payments of U.S. sourced dividend, interest or other fixed or determinable annual or periodic income and gross proceeds from the disposition of property of a type that can produce United States-source dividends or interest to certain foreign persons, whether as the beneficial owner or as an intermediary for the ultimate beneficial owner, including both (i) a "foreign financial institution" (as defined in the Code), unless such institution is "deemed compliant," complies with the rules implementing an applicable intergovernmental agreement and/or enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) and (ii) a foreign entity that is not a financial institution in certain cases, unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally include any United States person who directly or indirectly owns more than 10% of the entity.

        If applicable, FATCA withholding applies to payments of United States source dividends, interests and other fixed payments and, beginning January 1, 2017, to payments from the disposition of property producing such payments. Certain countries have entered into, and other countries are expected to enter into, agreements with the United States to facilitate the type of information reporting required under FATCA. While the existence of such agreements will not eliminate the risk that payments to foreign financial institutions or non-financial foreign entities in those countries will be subject to FATCA withholding, these agreements are expected to reduce the risk of the withholding for investors in those countries. If you hold our stock through a foreign account or intermediary, you are urged to consult your tax advisor regarding the implications of FATCA to you.

SHARES ELIGIBLE FOR FUTURE SALE

        We cannot predict the effect, if any, future sales of shares of common stock, or the availability for future sale of shares of common stock, will have on the market price of shares of our common stock prevailing from time to time. The sale of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate. See "Item 1A. Risk Factors—Risks Related to Ownership of our Common Stock—A substantial portion of our total outstanding common stock may be sold into the market at any time. This could cause the market price of our common stock to drop significantly, even if our business is doing well, and make it difficult for us to sell equity securities in the future" in our Annual Report on Form 10-K for the year ended December 31, 2014, which us incorporated by reference into this prospectus.

        As of May 14, 2015, 115,288,537 shares of our common stock were outstanding. After giving effect to this offering, STORE Holding will beneficially own approximately 58.5% (or 56.3%, if the underwriters fully exercise their option to purchase additional shares from STORE Holding) of our outstanding common stock. After the expiration or earlier waiver or termination of the lock-up agreements referred to below, STORE Holding may sell additional shares of our common stock pursuant to the exercise of its registration rights or pursuant to Rule 144 under the Securities Act, which is summarized below.

        In addition, as of May 14, 2015, 252,907 and 6,475,838 shares of our common stock were available for future grant under our 2012 Long-Term Incentive Plan and our 2015 Omnibus Equity Incentive Plan, respectively. We filed a registration statement on Form S-8 under the Securities Act to register the offer and sale of shares of our common stock issuable under these plans. Our Compensation Committee generally retains authority to issue awards under these plans without the consent of our stockholders.

Registration Rights

        In connection with our initial public offering, we entered into a Registration Rights Agreement that provides STORE Holding with certain customary "demand" and "piggyback" registration rights. The Registration Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities that may arise under the Securities Act. This sale of shares by the selling stockholder in this offering is being made pursuant to the Registration Rights Agreement.

Lock-Up Agreements

        In connection with this offering, we and our officers and directors and STORE Holding have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock for a period of at least 90 days after the date of this prospectus. For a description of these lock-up agreements, see "Underwriting."

Rule 144

        Rule 144 provides an exemption from the registration and prospectus-delivery requirements of the Securities Act. This exemption is available to affiliates of ours that sell our restricted or non-restricted securities and also to non-affiliates that sell our restricted securities. Restricted securities include securities acquired from the issuer of those securities, or from an affiliate of the issuer, in a transaction or chain of transactions not involving any public offering. The shares we and the selling stockholder are selling in this offering will not be restricted securities. All shares of common stock we issued before our initial public offering in November 2014, and, generally, all shares we issue after our initial public offering other than pursuant to an effective registration statement, constitute restricted securities and will generally continue to be restricted securities until they are resold pursuant to Rule 144 or pursuant to an effective registration statement.

        A person who is, or at any time during the 90 days preceding the sale was, an affiliate of ours generally may sell, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock outstanding, which will equal approximately 1.25 million shares immediately after this offering; and

  •
  the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the date a required notice regarding the sale is filed with the SEC.

        In addition, sales by these persons must also satisfy requirements with respect to the manner of sale, public notice, the availability of current public information about us and, in the case of restricted securities, a minimum holding period for those securities. All other persons may rely on Rule 144 to freely sell our restricted securities, so long as they satisfy both the minimum holding period requirement and, until a one-year holding period has elapsed, the current public information requirement.

        Rule 144 does not supersede our security holders' contractual obligations under the lock-up agreements described above.

 UNDERWRITING

        We, the selling stockholder and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. LLC

Total	18,500,000

        The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

        The underwriters have an option to buy up to an additional 2,775,000 shares from the selling stockholder to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the company and the selling stockholder. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to 2,775,000 additional shares.

Paid by the Company

	No Exercise	Full Exercise
Per Share
Total

Paid by the Selling Stockholder

	No Exercise	Full Exercise
Per Share
Total

        We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $35,000.

        Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $            per share from the public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The company and its officers and directors and STORE Holding Company, LLC have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters. These agreements with our directors and officers and STORE Holding Company, LLC contain customary exceptions including, among others, the following, subject to certain restrictions:

  •
  certain bona fide gifts;

  •
  transfers in connection with certain change in control transactions; and

  •
  certain dispositions to satisfy tax withholding requirements.

        Our common stock is listed on the New York Stock Exchange under the symbol "STOR."

        In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional shares for which the underwriters' option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

        The company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,000,000. Pursuant to a Registration Rights Agreement entered into in connection with our initial public offering, we will bear certain expenses of the selling stockholder in connection with this offering.

        The company and the selling stockholder have agreed to indemnify the several underwriters and their control persons against certain liabilities, including liabilities under the Securities Act of 1933.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

        Goldman Sachs & Co. is also an initial purchaser of the notes issued under our ABS conduit—STORE Master Funding. Credit Suisse Securities (USA) LLC is the sole structuring agent and bookrunner and also an initial purchaser of the notes issued under our ABS conduit—STORE Master Funding. In addition, affiliates of Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. and Morgan Stanley & Co. LLC are lenders under our $300 million unsecured revolving credit facility. In their capacity as lenders under the facility, these underwriters or their affiliates have received, or will receive, certain customary fees and expense reimbursements in the ordinary course of business.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  (d)
  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

        The shares of common stock which are the subject of this prospectus do not represent units in a collective investment scheme which is authorized or recognized by the Monetary Authority of Singapore (MAS) under Section 286 or 287 of the Securities and Futures Act (Chapter 289 of Singapore) (SFA) and this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore under the SFA. This prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of common stock will not be circulated or distributed, nor will shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore, other than institutional investors as defined in Section 4A of the SFA or relevant regulations thereunder.

Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law), and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on these matters.

The Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

 LEGAL MATTERS

        Venable LLP will pass on the validity of the common stock offered by this prospectus. Kutak Rock LLP will pass on certain tax matters for us. Latham & Watkins LLP, Chicago, Illinois, is counsel for the underwriters in connection with this offering.

EXPERTS

        The consolidated financial statements of STORE Capital Corporation appearing in STORE Capital Corporation's Annual Report (Form 10-K) for the year ended December 31, 2014 (including schedules appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-11 under the Securities Act with respect to the shares of common stock we and the selling stockholder are offering. This prospectus does not contain all of the information in the registration statement and the exhibits to the registration statement. For further information with respect to us, the selling stockholder and our common stock, we refer you to the registration statement and to the exhibits to the registration statement. Statements contained in this prospectus about the contents of any contract or any other document may not necessarily be complete, and, in each instance, we refer you to the copy of the contract or other document filed or incorporated by reference as an exhibit to the registration statement.

        We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we file reports, proxy statements and other information with the SEC. You may read and copy such reports, proxy statements and other information, as well as the registration statement of which this prospectus is a part, at the SEC's Public Reference Room, which is located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of the registration statement and such reports, proxy statements and information by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC's Public Reference Room. In addition, the SEC maintains an Internet website, which is located at http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access our reports, proxy statements and other information, as well as the registration statement of which this prospectus is a part, at the SEC's Internet website.

        We maintain an Internet website at www.storecapital.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

        The SEC's rules allow us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 10, 2015;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 15, 2015;

  •
  our Definitive Proxy Statement on Schedule 14A, filed on April 22, 2015; and

  •
  our Current Reports on Form 8-K, filed on January 6, 2015, March 16, 2015, March 30, 2015, April 13, 2015, April 16, 2015 (excluding Item 7.01 and Exhibit 99.1 of Item 9.01) and April 20, 2015.

        Any statement made in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document that is incorporated by reference into this prospectus, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC's website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been incorporated by reference into this prospectus. You should direct requests for those documents to:

STORE Capital Corporation
8501 East Princess Drive, Suite 190
Scottsdale, Arizona 85255
Attention: Michael T. Bennett, Executive Vice President—General Counsel,
Chief Compliance Officer and Secretary
(480) 256-1100
mbennett@storecapital.com

        Our reports and documents incorporated by reference herein may also be found in the "Investor Relations" section of our website at www.storecapital.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

18,500,000 Shares

Common Stock

PROSPECTUS

Joint Book-Running Managers

Goldman, Sachs & Co.
Credit Suisse
Morgan Stanley

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

        The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the NYSE listing fee.

SEC Registration Fee	$52,484
FINRA Filing Fee	$68,250
NYSE Listing Fees	$35,000
Accounting Fees and Expenses	$87,500
Legal Fees and Expenses	$375,000
Printing Fees and Expenses	$150,000
Transfer Agent and Registrar Fees	$5,400
Miscellaneous	$226,366

Total	$1,000,000

        We will bear all of the expenses shown above.

Item 32.    Sales to Special Parties.

        None.

Item 33.    Recent Sales of Unregistered Securities.

        During the past three years, we have issued and sold the following securities in transactions that were not registered under the Securities Act of 1933, as amended (the "Securities Act").

          (1)   On May 3, 2012, June 14, 2012 and June 28, 2012, we issued an aggregate of 10,855,000 shares of our common stock to STORE Holding in exchange for an aggregate of $130,000,000 of additional capital contributions from STORE Holding, at a price of $11.98 per share.

          (2)   On June 28, 2012, we issued an aggregate of 145,776 shares of restricted common stock to members of our management and other employees of the company for an aggregate purchase price of $1,457.76 pursuant to awards granted under our 2012 Long-Term Incentive Plan. Of the restricted shares that were issued, 187 were forfeited on March 29, 2013 and 107 were forfeited on February 20, 2014.

          (3)   On July 26, 2012, October 30, 2012, November 6, 2012, December 19, 2012 and December 27, 2012, we issued an aggregate of 12,543,812 shares of our common stock to STORE Holding in exchange for an aggregate of $150,225,300 of additional capital contributions from STORE Holding, at a price of $11.98 per share.

          (4)   On January 31, 2013, we issued an aggregate of 228,804 shares of restricted common stock to members of our management and other employees of the company for an aggregate purchase price of $2,288.04 pursuant to awards granted under our 2012 Long-Term Incentive Plan. Of the restricted shares that were issued, 1,741 were forfeited on March 29, 2013 and 1,304 were forfeited on February 20, 2014.

          (5)   On February 8, 2013, we issued 313,125 shares of our common stock to STORE Holding in exchange for $3,750,000 of additional capital contributions from STORE Holding, at a price of $11.98 per share.

          (6)   On March 15, 2013, March 25, 2013, May 15, 2013, October 28, 2013, November 25, 2013 and December 26, 2013, we issued an aggregate of 20,179,166 shares of our common stock to STORE Holding in exchange for an aggregate of $289,999,992 of additional capital contributions from STORE Holding, at a price of $14.37 per share.

          (7)   On February 15, 2014, we issued an aggregate of 246,495 shares of restricted common stock to members of our management and other employees of the company for an aggregate purchase price of $2,464.95. Of the restricted shares that were issued, 2,129 were forfeited on February 20, 2014.

          (8)   On March 26, 2014, we issued 5,218,750 shares of our common stock to STORE Holding in exchange for $75,000,000 of additional capital contributions from STORE Holding, at a price of $14.37 per share.

          (9)   On June 16, 2014, we issued 14,989,008 shares of our common stock to STORE Holding in exchange for $215,410,896 of additional capital contributions from STORE Holding at a price of $14.37 per share.

        The issuances of securities set forth above did not involve a public offering and were made in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act or Rule 506 promulgated thereunder, or pursuant to, Rule 701 promulgated under the Securities Act. No underwriters were involved in any of these issuances of securities. The proceeds from these issuances of securities were used for property acquisitions, working capital and other general corporate purposes.

Item 34.    Indemnification of Directors and Officers.

        Maryland law permits us to include a provision in our charter limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action. Our charter contains a provision that eliminates our directors' and officers' liability to the maximum extent permitted by Maryland law.

        The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or certain other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

        In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

        Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

  •
  any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

  •
  any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

        Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served any of our predecessors in any of the capacities described above and any employee or agent of us or any of our predecessors.

        We have entered into an indemnification agreement with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.    Treatment of Proceeds from Stock Being Registered.

        Not applicable.

Item 36.    Financial Statements and Exhibits.

        (a)    Financial Statements.    See Part II, Item 8 and Part IV, Item 15 of our Annual Report of Form 10-K filed with the SEC on March 10, 2015 and Part I, Item I of our Quarterly Report on Form 10-Q filed with the SEC on May 15, 2015, both of which are incorporated in this registration statement by reference.

        (b)    Exhibits.    The list of exhibits following the signature page of this registration statement is incorporated herein by reference.

Item 37.    Undertakings.

        The undersigned registrant hereby undertakes:

          1.     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          2.     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            a.     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            b.     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            c.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            d.     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  1.
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  2.
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on this 19th day of May, 2015.

STORE CAPITAL CORPORATION
By:	/s/ CHRISTOPHER H. VOLK Christopher H. Volk, President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Christopher H. Volk and Michael T. Bennett and each of them severally, as his or her true and lawful attorney-in-fact and agent, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to the Registration Statement on Form S-11, and any registration statement filed under SEC Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHRISTOPHER H. VOLK Christopher H. Volk	Director, President and Chief Executive Officer (principal executive officer)	May 19, 2015
/s/ CATHERINE LONG Catherine Long	Executive Vice President, Chief Financial Officer (principal financial and accounting officer)	May 19, 2015
/s/ MORTON H. FLEISCHER Morton H. Fleischer	Chairman of the Board of Directors	May 19, 2015

Signature	Title	Date

/s/ MAHESH BALAKRISHNAN Mahesh Balakrishnan	Director	May 19, 2015
/s/ MANISH DESAI Manish Desai	Director	May 19, 2015
/s/ KEN LIANG Ken Liang	Director	May 19, 2015
/s/ RAJATH SHOURIE Rajath Shourie	Director	May 19, 2015
/s/ DEREK SMITH Derek Smith	Director	May 19, 2015
/s/ QUENTIN P. SMITH, JR. Quentin P. Smith, Jr.	Director	May 19, 2015

EXHIBIT INDEX

Exhibit
1.1	*	Form of Underwriting Agreement.

3.1		Articles of Amendment and Restatement of STORE Capital Corporation filed with the State Department of Assessments and Taxation of the State of Maryland on November 18, 2014 (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated November 18, 2014 and filed with the SEC on November 21, 2014).

3.2		Amended and Restated Bylaws of STORE Capital Corporation dated November 21, 2014 (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K dated November 18, 2014 and filed with the SEC on November 21, 2014).

4.1		Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated November 18, 2014 and filed with the SEC on November 21, 2014).

4.2		Third Amended and Restated Master Indenture dated as of May 6, 2014, among STORE Master Funding I, LLC, STORE Master Funding II, LLC, STORE Master Funding III, LLC, STORE Master Funding IV, LLC and STORE Master Funding V, LLC, each a Delaware limited liability company, collectively as issuers, and Citibank, N.A., as indenture trustee, relating to Net-Lease Mortgage Notes (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Company's Registration Statement on Form S-11 dated and filed with the SEC as of September 23, 2014 (File No. 333-198486)).

4.3		Fourth Amended and Restated Master Indenture dated as of April 16, 2015, among STORE Master Funding I, LLC, STORE Master Funding II, LLC, STORE Master Funding III, LLC, STORE Master Funding IV, LLC, STORE Master Funding V, LLC and STORE Master Funding VI, LLC, each a Delaware limited liability company, collectively as issuers, and Citibank, N.A., as indenture trustee, relating to Net-Lease Mortgage Notes (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated April 16, 2015 and filed with the SEC on April 20, 2015).

4.4		Series 2012-1 Indenture Supplement dated as of August 23, 2012, between STORE Master Funding I, LLC and Citibank, N.A., as indenture trustee (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Company's Registration Statement on Form S-11 dated and filed with the SEC as of September 23, 2014 (File No. 333-198486)).

4.5		Series 2013-1 Indenture Supplement dated as of March 27, 2013, between STORE Master Funding I, LLC, STORE Master Funding II, LLC and Citibank, N.A., as indenture trustee (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to the Company's Registration Statement on Form S-11 dated and filed with the SEC as of September 23, 2014 (File No. 333-198486)).

4.6		Series 2013-2 Indenture Supplement dated as of July 25, 2013, between STORE Master Funding I, LLC, STORE Master Funding II, LLC, STORE Master Funding III, LLC and Citibank, N.A., as indenture trustee (incorporated by reference to Exhibit 4.4 to Amendment No. 1 to the Company's Registration Statement on Form S-11 dated and filed with the SEC as of September 23, 2014 (File No. 333-198486)).

4.7		Series 2013-3 Indenture Supplement dated as of December 3, 2013, among STORE Master Funding I, LLC, STORE Master Funding II, LLC STORE Master Funding III, LLC, STORE Master Funding IV, LLC and Citibank, N.A., as indenture trustee (incorporated by reference to Exhibit 4.5 to Amendment No. 1 to the Company's Registration Statement on Form S-11 dated and filed with the SEC as of September 23, 2014 (File No. 333-198486)).

Exhibit
4.8		Series 2014-1 Indenture Supplement dated as of May 6, 2014, among STORE Master Funding I, LLC, STORE Master Funding II, LLC, STORE Master Funding III, LLC, STORE Master Funding IV, LLC, STORE Master Funding V, LLC and Citibank, N.A., as indenture trustee (incorporated by reference to Exhibit 4.6 to Amendment No. 1 to the Company's Registration Statement on Form S-11 dated and filed with the SEC as of September 23, 2014 (File No. 333-198486)).

4.9		Series 2015-1 Indenture Supplement dated as of April 16, 2015, among STORE Master Funding I, LLC, STORE Master Funding II, LLC, STORE Master Funding III, LLC, STORE Master Funding IV, LLC, STORE Master Funding V, LLC and STORE Master Funding VI, LLC, each a Delaware limited liability company, and Citibank, N.A., as indenture trustee (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K dated April 16, 2015 and filed with the SEC on April 20, 2015).

5.1		Opinion of Venable LLP regarding the legality of the common stock being registered.

8.1	*	Opinion of Kutak Rock LLP regarding certain tax matters.

10.1		Third Amended and Restated Property Management and Servicing Agreement dated as of May 6, 2014, among STORE Master Funding I, LLC, STORE Master Funding II, LLC, STORE Master Funding III, LLC, STORE Mastering Funding IV, LLC and STORE Master Funding V, LLC, each a Delaware limited liability company, collectively as issuers, STORE Capital Corporation, a Maryland corporation, as property manager and special servicer, and Midland Loan Services, Inc., a Delaware corporation, as back-up manager and Citibank, N.A., as indenture trustee (incorporated by reference to Exhibit 10.1 to Amendment No. 1 to the Company's Registration Statement on Form S-11 dated and filed with the SEC as of September 23, 2014 (File No. 333-198486)).

10.2		Fourth Amended and Restated Property Management and Servicing Agreement dated as of April 16, 2015, among STORE Master Funding I, LLC, STORE Master Funding II, LLC, STORE Master Funding III, LLC, STORE Mastering Funding IV, LLC, STORE Master Funding V, LLC and STORE Master Funding VI, LLC, each a Delaware limited liability company, collectively as issuers, STORE Capital Corporation, a Maryland corporation, as property manager and special servicer, and Midland Loan Services, Inc., a Delaware corporation, as back-up manager and Citibank, N.A., as indenture trustee (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated April 16, 2015 and filed with the SEC on April 20, 2015).

10.3		Stockholders Agreement among STORE Capital Corporation and the persons named therein, effective as of November 21, 2014 (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated November 20, 2014 and filed with the SEC on November 26, 2014).

10.4		Registration Rights Agreement among STORE Capital Corporation and the persons named therein, effective as of November 21, 2014 (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K dated November 20, 2014 and filed with the SEC on November 26, 2014).

10.5	†	STORE Capital Corporation 2015 Omnibus Equity Incentive Plan, effective as of November 20, 2014 (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K dated November 20, 2014 and filed with the SEC on November 26, 2014).

10.6	†	Form of 2015 Omnibus Equity Incentive Plan Restricted Share Award Agreement (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated March 27, 2015 and filed with the SEC on March 30, 2015).

Exhibit
10.7	†	Form of 2015 Omnibus Equity Incentive Plan Restricted Share Unit Award Agreement (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K dated March 27, 2015 and filed with the SEC on March 30, 2015).

10.8	†	STORE Capital Corporation 2012 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.7 to Amendment No. 1 to the Company's Registration Statement on Form S-11 dated and filed with the SEC as of September 23, 2014 (File No. 333-198486)).

10.9	†	Form of 2012 Long-Term Incentive Award Plan Restricted Stock Award Grant Agreement (incorporated by reference to Exhibit 10.8 to Amendment No. 1 to the Company's Registration Statement on Form S-11 dated and filed with the SEC as of September 23, 2014 (File No. 333-198486)).

10.10	†	STORE Capital Corporation Director Compensation Program (incorporated by reference to Exhibit 10.5 to Amendment No. 1 to the Company's Registration Statement on Form S-11 dated and filed with the SEC as of September 23, 2014 (File No. 333-198486)).

10.11	†	Form of Indemnification Agreement between STORE Capital Corporation and each of its directors and executive officers, effective as of November 21, 2014 (incorporated by reference to Exhibit 10.10 to the Company's Current Report on Form 8-K dated November 20, 2014 and filed with the SEC on November 26, 2014).

10.12	†	Employment Agreement among STORE Capital Corporation, STORE Capital Advisors, LLC and Christopher H. Volk, effective as of November 21, 2014 (incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K dated November 20, 2014 and filed with the SEC on November 26, 2014).

10.13	†	Employment Agreement among STORE Capital Corporation, STORE Capital Advisors, LLC and Michael T. Bennett, effective as of November 21, 2014 (incorporated by reference to Exhibit 10.5 to the Company's Current Report on Form 8-K dated November 20, 2014 and filed with the SEC on November 26, 2014).

10.14	†	Employment Agreement among STORE Capital Corporation, STORE Capital Advisors, LLC and Catherine Long, effective as of November 21, 2014 (incorporated by reference to Exhibit 10.6 to the Company's Current Report on Form 8-K dated November 20, 2014 and filed with the SEC on November 26, 2014).

10.15	†	Employment Agreement among STORE Capital Corporation, STORE Capital Advisors, LLC and Mary Fedewa, effective as of November 21, 2014 (incorporated by reference to Exhibit 10.7 to the Company's Current Report on Form 8-K dated November 20, 2014 and filed with the SEC on November 26, 2014).

10.16	†	Employment Agreement among STORE Capital Corporation, STORE Capital Advisors, LLC and Michael J. Zieg, effective as of November 21, 2014 (incorporated by reference to Exhibit 10.8 to the Company's Current Report on Form 8-K dated November 20, 2014 and filed with the SEC on November 26, 2014).

10.17	†	Employment Agreement among STORE Capital Corporation, STORE Capital Advisors, LLC and Christopher K. Burbach, effective as of November 21, 2014 (incorporated by reference to Exhibit 10.9 to the Company's Current Report on Form 8-K dated November 20, 2014 and filed with the SEC on November 26, 2014).

Exhibit
10.18		Credit Agreement dated as of September 19, 2014, by and among STORE Capital Corporation, as Borrower, KeyBank National Association, the other Lenders which are parties thereto and other Lenders that may become parties thereto, KeyBank National Association, as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, BMO Harris Bank, N.A. and Regions Bank, as Co-Documentation Agents, and KeyBanc Capital Markets Inc. and Wells Fargo Securities, LLC as Joint Lead Arrangers and Joint Book Runners (incorporated by reference to Exhibit 10.21 to Amendment No. 1 to the Company's Registration Statement on Form S-11 dated and filed with the SEC as of September 23, 2014 (File No. 333-198486)).

10.19		Bridge Loan Credit Agreement dated as of April 8, 2015, by and between STORE Capital Corporation, as borrower, KeyBank National Association and other lenders that may become parties thereto, as lenders, and KeyBank National Association, as administrative agent (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K dated April 8, 2015 and filed with the SEC on April 13, 2015).

21.1		List of Subsidiaries of STORE Capital Corporation.

23.1		Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2		Consent of Venable LLP (included in Exhibit 5.1).

23.3	*	Consent of Kutak Rock LLP (to be included in Exhibit 8.1).

24.1		Power of Attorney (included on page II-5).

*
To be filed by amendment.

†
Indicates management contract or compensatory plan.